UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under § 240.14a-12

Pool Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

POOL CORPORATION
_____________________
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Pool Corporation (the Company, we, us or our) cordially invites you to electronically attend its 2020 annual meeting of stockholders (the Annual Meeting) on Wednesday, April 29, 2020, at 9:00 a.m. Central Time. Due to the emerging public health impact of the coronavirus outbreak (COVID-19) and to support the health and well-being of our employees, directors, partners and stockholders, the Annual Meeting will be held in a virtual meeting format only. You will not be able to physically attend the Annual Meeting. You will be able to attend the Annual Meeting, vote and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/POOL2020, entering the 16-digit control number included on your proxy card, and following the instructions for participation and voting.

At the Annual Meeting, you will be asked to:
1.elect nine directors, each to serve a one-year term or until their successors have been elected and qualified;
2.ratify the retention of Ernst & Young LLP, certified public accountants, as our independent registered public accounting firm for the 2020 fiscal year;
3.cast a non-binding advisory vote to approve the compensation of our named executive officers as disclosed in the attached Proxy Statement (the say-on-pay vote); and
4.consider any other business which may properly arise at the Annual Meeting.

The accompanying Proxy Statement describes the matters being voted on and contains other information relating to Pool Corporation.

The Board of Directors has set March 12, 2020 as the record date for the Annual Meeting. This means that only record owners of the Company’s common stock at the close of business on that date are entitled to notice of, and to vote at, the Annual Meeting and at any adjournment or postponement of the Annual Meeting.

By Order of the Board of Directors,
Jennifer M. Neil
Corporate Secretary
Covington, Louisiana
March 26, 2020

Every stockholder’s vote is important. Please sign, date and return the enclosed proxy card, or authorize your proxy by telephone or via the internet. See “Frequently Asked Questions Regarding Attendance and Voting” for information about voting by telephone or internet.

POOL CORPORATION

POOL CORPORATION

109 Northpark Boulevard
Covington, Louisiana 70433

PROXY STATEMENT

Frequently Asked Questions Regarding Attendance and Voting
Q: Why am I receiving these materials?
A: The Board of Directors (the Board) of Pool Corporation (the Company, we, us or our) is providing these proxy materials to you in connection with its solicitation of proxies for use at the 2020 annual meeting of our stockholders (the Annual Meeting). Stockholders at the close of business on March 12, 2020, the record date, are entitled to vote at the Annual Meeting. The Annual Meeting is scheduled to be held on Wednesday, April 29, 2020, at 9:00 a.m. Central Time via live webcast on the internet.
Q: Who may vote?
A: With respect to the election of directors, each stockholder is entitled to one vote for every share of common stock, $0.001 par value (Common Stock) owned on the record date for each position to be filled. For all other matters, each stockholder is entitled to one vote on each matter presented for each share of our Common Stock owned on the record date. On March 12, 2020, there were approximately 40,255,891 shares of our Common Stock outstanding. This Proxy Statement is being mailed to stockholders on or about March 26, 2020.
Q: When and where will the Annual Meeting be held?
A: The Annual Meeting will be held on Wednesday, April 29, 2020, at 9:00 a.m. Central Time and will be a virtual meeting held via live webcast on the internet.
Q: What proposals will be voted upon at the Annual Meeting?
A: At the Annual Meeting, you will be asked to:
(1)elect nine directors to the Board of Directors, each to serve a one-year term or until their successors have been elected and qualified;
(2)ratify the retention of Ernst &Young LLP as our independent registered public accounting firm for the 2020 fiscal year; and
(3)cast a non-binding advisory vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement (the say-on-pay vote).
The Board does not know of any additional matters to be presented at our Annual Meeting other than those described in this Proxy Statement.
Q: What are the Board’s voting recommendations?
A: The Board unanimously recommends that you vote your shares FOR the election of each of the director nominees and FOR proposals 2 and 3 described above.
Q: How can I vote my shares without attending the Annual Meeting?
A: If you are a holder of record (that is, if your shares are registered in your own name with our transfer agent), you may vote using the enclosed proxy card. You can also vote by telephone or the internet. Voting instructions are provided on the proxy card included in the proxy materials.
If you are a street name holder (that is, if you hold your shares through a bank, broker or other holder of record), you must vote in accordance with the voting instruction form provided by your bank, broker or other holder of record. The availability of telephone or internet voting will depend on the voting process of your bank, broker or other holder of record.
Q: How can I vote my shares in person and participate in the Annual Meeting?
A: Due to the emerging public health impact of the coronavirus outbreak (COVID-19) and to support the health and well-being of our employees, directors, partners and stockholders, the Annual Meeting will be held in a virtual meeting format only. You will be able to attend the Annual Meeting, vote and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/POOL2020, entering the 16-digit control number included on your proxy card, and following the instructions for participation and voting. You may vote your shares electronically if you are the holder of record or the street name holder. However, even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance, so that your vote will be counted if you later decide not to attend the Annual Meeting.
Q: What will I need in order to attend the Annual Meeting?
A: You are entitled to attend the virtual Annual Meeting only if you are a stockholder of record as of March 12, 2020, the record date. You may attend the Annual Meeting, vote and submit a question during the Annual Meeting by visiting www.virtualshareholdermeeting.com/POOL2020 and using your 16-digit control number to enter the meeting.
The Annual Meeting live audio webcast will begin promptly at 9:00 a.m. Central Time on Wednesday, April 29, 2020. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:45 a.m. Central Time, and you should allow ample time for the check-in procedures.
Q: What if I have technical difficulties during the check-in time or during the Annual Meeting?
A: If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the login page at www.virtualshareholdermeeting.com/POOL2020. Please be sure to check in by 8:45 a.m. Central Time on Wednesday, April 29, 2020, the day of the Annual Meeting, so we may address any technical difficulties before the Annual Meeting live webcast begins.
Q: How many votes must be represented to hold the Annual Meeting?
A: In order to carry on the business of the Annual Meeting, a quorum must be present. This means at least a majority of the outstanding shares eligible to vote must be represented at the Annual Meeting either virtually or by proxy. If you submit your proxy instructions or if you attend the Annual Meeting virtually, your shares will be counted for the purpose of determining a quorum, even if you abstain from voting on some or all matters introduced at the Annual Meeting. Also, if you hold your shares in street name, your shares will be counted in determining a quorum if your bank, broker or other holder of record votes your shares on any matter.
Q: Could other matters be decided at the Annual Meeting?
A: We are not aware of any matters to be presented other than those described in this Proxy Statement. By signing and returning a proxy card, however, you will give to the persons named as proxies discretionary voting authority with respect to any other matter that may properly come before the Annual Meeting, and they intend to vote on any such matter as recommended by the Board of Directors.
Q: What if I do not indicate my voting instructions for one or more of the matters on my proxy card?
A: If you execute and return your proxy but do not give voting instructions, your shares will be voted as recommended by the Board. This means that unless your proxy is otherwise marked, properly executed proxies will be voted FOR the election of each of the director nominees and FOR proposals 2 and 3 (the ratification of the retention of the independent registered public accounting firm for fiscal year 2020 and the say-on-pay vote).
Q: What happens if I do not return my proxy? What is discretionary voting authority, and what is a broker non-vote?
A: If you are a holder of record and do not return a proxy, your shares will not be voted.
If you are a street name holder and do not provide voting instructions to your broker, your shares may be voted on any matter on which your broker has discretionary authority to vote. Under the rules of the New York Stock Exchange (NYSE), brokers generally have discretionary authority to vote on “routine” matters but not on “non-routine” matters. A “broker non-vote” occurs when a broker holding shares for a street name holder returns a valid proxy, but does not vote on a particular proposal because it does not have discretionary authority to vote on the matter and has not received voting instructions from the stockholder for whom it is holding shares. Broker non-votes will be treated as present for purposes of determining the existence of a quorum at the Annual Meeting.
The ratification of the retention of the independent registered public accounting firm is considered a routine matter; the remaining proposals listed in this Proxy Statement (the election of directors and the say-on-pay vote) are classified as non-routine matters under the NYSE rules. Therefore, if you are a street name holder and do not provide voting instructions to your broker, your broker may only cast a vote with regard to the ratification of the retention of the independent registered public accounting firm.

Q: What is the vote required, and how will my vote be counted, to elect the director nominees and to approve the other proposals discussed in this proxy statement?

Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of Broker Non-Votes
No. 1 - Elect nine directors	For, against or abstain on each director nominee	Affirmative vote of a majority of the votes cast	N/A	No effect

No. 2 - Ratify retention of independent registered public accounting firm	For, against or abstain	Affirmative vote of a majority of the shares of Common Stock present virtually or by proxy and entitled to vote	Treated as votes against	N/A

No. 3 - Say-on-pay vote	For, against, or abstain	Affirmative vote of a majority of the shares of Common Stock present virtually or by proxy and entitled to vote	Treated as votes against	No effect
In uncontested elections, our directors are elected by the affirmative vote of the holders of a majority of the shares of our Common Stock voted. In contested elections (where the number of director nominees exceeds the number of directors to be elected), our directors are elected by a plurality of shares of our Common Stock voted. Under our Bylaws, all other matters require the affirmative vote of the holders of a majority of the shares of our Common Stock present virtually or by proxy and entitled to vote, except as otherwise provided by statute, our Certificate of Incorporation or our Bylaws.
Q: Can I change or revoke my proxy?
A: Yes. To change or revoke your proxy at any time before the shares are voted at the Annual Meeting, you must either:
a)mail (i) a new proxy card with a later date or (ii) a written revocation addressed to:
Pool Corporation
Jennifer M. Neil, Corporate Secretary
109 Northpark Boulevard
Covington, LA 70433-5001
or
b)virtually attend the Annual Meeting and vote electronically.
Q: Who will pay the expenses incurred in connection with the solicitation of my vote?
A: We pay the cost of preparing proxy materials and soliciting your vote. We will, upon request, reimburse brokers and other nominees for the cost of mailing materials to beneficial owners. Some of our employees, who will receive no additional compensation, may solicit proxies by telephone, facsimile or electronic mail. We also pay all Annual Meeting expenses.
Q: What happens if the Annual Meeting is postponed or adjourned?
A: Unless a new record date is fixed, your proxy will still be good and may be voted at the postponed or adjourned Annual Meeting. You will still be able to change or revoke your proxy at any time until it is voted.
Important notice regarding the availability of proxy materials for the Annual Meeting to be held on April 29, 2020:
The Company’s 2020 Proxy Statement and Annual Report to Stockholders for the fiscal year ended December 31, 2019 are available at http://ir.poolcorp.com/proxy-statements-annual-reports.

ELECTION OF DIRECTORS
(Proposal 1)

General

Our Bylaws provide that the size of our Board may be increased or decreased from time to time by resolution of the Board. On July 31, 2019, the Board increased the size of the Board to nine members and, upon the recommendation of the Nominating and Corporate Governance Committee, appointed Peter D. Arvan to serve as a director.

The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated each of our nine current directors to serve another one-year term. Other than Mr. Arvan, each of the nominees was previously elected a director of the Company by our stockholders, and each of the nominees has indicated his or her intention to serve if elected. However, if any director nominee is unable or unwilling to take office at the Annual Meeting, your proxy may be voted in favor of another person or other persons nominated by the Board. Once elected, each director will hold office until his or her successor has been elected and qualified or until the director’s earlier resignation or removal.

Our Bylaws include a majority voting standard in uncontested director elections. This means that if the number of shares voted for the election of any sitting director is less than the number of votes withheld or against election with respect to that director, that director must submit a letter to the Board offering to resign.  The Board, after considering the recommendation of the Nominating and Corporate Governance Committee, must make a decision whether to accept, reject or take other action with respect to the resignation within 90 days from certification of the election results.

Information about our Director Nominees

Below is biographical information about each of our director nominees, including information regarding tenure as a director, business experience and qualifications, education and other company directorships.  The summaries are not comprehensive, but describe the primary experiences, attributes and skills that led the Nominating and Corporate Governance Committee and our Board to determine that these individuals should serve as directors of our Company.  In addition to the qualifications referred to below, we believe each individual has a reputation for demonstrating integrity, honesty, high ethical standards and sound business judgment.

Peter D. Arvan (54)
Director since: July 2019
Business experience:
Mr. Arvan has served as our president and chief executive officer since January 2019. He served as our executive vice president from January 2017 to January 2019 and as our chief operating officer from August 2017 to January 2019. Prior to joining Pool Corporation, he served as chief executive officer of Roofing Supply Group from 2013 to 2015 and as president of GE/SABIC Polymershapes from 2004 to 2013.
Other directorships:
Mr. Arvan serves as a director of Plaskolite, a manufacturer of thermoplastic sheet, coatings and polymers.
Other qualifications:
Mr. Arvan graduated cum laude from the State University of New York at Utica with a Bachelor of Professional Studies in
Business Administration. Among other qualifications, Mr. Arvan brings to the Board senior leadership experience, strong operating expertise and marketing and strategic planning knowledge.
Areas of experience include:
•Operations
•Management
•Marketing
•Strategic planning

Andrew W. Code (61)
Director since: 1993
Business experience:
Mr. Code was a founding partner of CHS Capital, a Chicago-based private equity investment firm with five funds totaling over $2.7 billion in assets, from 1998 until his retirement in 2012. Since 2012, he has focused on personal and philanthropic investments both individually and in association with a multi-family office.
Other directorships:
Mr. Code serves as a director of Legacy Acquisition Corp., an acquisition company focused on consumer packaged goods and other consumables. Mr. Code also serves as a member of various private, profit and non-profit boards of directors, including the University of Iowa Foundation, where he serves as chair of the investment committee, Resource Land Holdings, Creation Investments, Pure Foods, Golden Bake, LaSalle Capital, Quality Control Corporation, Chicago Fellowship and Boat House Holdings, LLC.
Other qualifications:
Mr. Code holds a Bachelor of Arts and a Master of Business Administration from the University of Iowa. Among other qualifications, Mr. Code brings to the Board extensive financial expertise, many years of senior leadership and business development experience, and significant acquisition and initial public offering experience.
Areas of experience include:
•Finance
•Mergers and acquisitions
•Strategic opportunities
•Management
•Compensation
Timothy M. Graven (68)
Director since: 2015
Business experience:
Mr. Graven is a co-founder and managing member of Triad Investment Company, LLC, a private investment company, since 1994. From 1990 to 1994, he served as president, chief operating officer and director of Steel Technologies, Inc., a former Nasdaq-listed steel processing company, where he also served in various positions including executive vice president, chief financial officer, vice president of finance and corporate controller, from 1979 to 1990.
Other directorships:
From 1993 to 2008, Mr. Graven was a director of Performance Food Group Company (PFG), a foodservice distribution company, serving on its audit, compensation and corporate governance committees. From 1981 to 1994, he served as a director of Steel Technologies, Inc. and from 1988 to 1994 as a director of Processing Technologies, Inc., a joint venture of LTV Steel, Mitsui Steel Development Company and Steel Technologies, Inc.
Other qualifications:
Mr. Graven received a Bachelor of Science from Murray State University and is a certified public accountant. Among other qualifications, Mr. Graven brings to the Board broad leadership and corporate governance experience as well as comprehensive experience in financial and risk management matters.
Areas of experience include:
•Finance
•Management
•Compensation
•Corporate governance
•Audit

Debra S. Oler (65)
Director since: 2018
Business experience:
From 2017 to 2019, Mrs. Oler served as senior vice president/president, North American sales and service of W.W. Grainger, Inc. (Grainger), a distributor of maintenance, repair and operating supplies used by businesses and institutions, gaining strong expertise in business turnarounds and leading transformational initiatives, including a Canadian business turnaround, sales end market segmentation and new pricing models. She joined Grainger as regional sales vice president in 2002 and held several roles with increasing responsibility. Prior to joining Grainger, Mrs. Oler gained extensive sales and leadership experience with Alliant FoodService, Inc. from 1996 to 2002, Kraft Foods from 1986 to 1996 and I. Feldman & Company from 1973 to 1986.
Other directorships:
Mrs. Oler serves as a director of Horizon Global Corporation, a leading manufacturer of branded towing and trailering equipment.
Other qualifications:
Mrs. Oler holds a Bachelor of Science from the University of Maryland. Among other qualifications, Mrs. Oler brings to the Board extensive leadership and general management experience, a strong history of strategic go-to-market and sales team development, a proven track record of driving revenue growth, and significant customer service experience.
Areas of experience include:
•Business development
•Management
•Turnarounds and business transformation
•Finance
•Distribution knowledge
Manuel J. Perez de la Mesa (63)
Director since: 2001
Business experience:
Mr. Perez de la Mesa served as our president and chief executive officer from 2001 until his retirement at the end of 2018; he served as our president and chief operating officer from 1999 to 2001. Prior to leading Pool Corporation, he gained extensive general, financial and operations management experience with Watsco, Inc. from 1994 to 1999, Fresh Del Monte Produce B.V. from 1987 to 1994, International Business Machines Corp. from 1982 to 1987, and Sea-Land Service Inc./R.J. Reynolds, Inc. from 1977 to 1982.
Other directorships:
Mr. Perez de la Mesa serves as a director of Advanced Drainage Systems, Inc., a publicly traded manufacturer of pipe and related waterworks products in North America, and as a director of Morsco, the U.S. subsidiary of Reece, Ltd., an Australian publicly traded distributor of plumbing, HVAC and waterworks products. Mr. Perez de la Mesa also serves as a director for several private companies, including TricorBraun, and he currently is lead director of Imperial Dade and chairman of ORS Medco. He previously served as a director of ARC Document Solutions, a leading reprographics company.
Other qualifications:
Mr. Perez de la Mesa holds a Bachelor of Business Administration from Florida International University and a Master of Business Administration from St. John’s University. Among other qualifications, Mr. Perez de la Mesa brings to the Board extensive management experience, 20 years of industry knowledge, a broad strategic vision for the Company and a strong financial acumen.
Areas of experience include:
•Management
•Strategic planning
•International operations
•Finance
•Industry knowledge

Harlan F. Seymour (70)
Director since: 2003
Business experience:
Since 2000, Mr. Seymour has conducted personal investments in both public and private companies and provided business advisory services through HFS LLC, particularly in the area of strategic planning services for companies in a wide variety of industries. He previously served as executive vice president of Envoy Corporation, a publicly traded provider of EDI and transaction processing services for the healthcare market, from 1997 to 1999 when it merged with Quintiles Transnational. Mr. Seymour has previous general, financial and operations management experience with Jefferson Capital Partners from 1996 to 1997, Trigon Blue Cross Blue Shield from 1994 to 1996, and First Financial Management Corporation from 1983 to 1994, serving from 1990 to 1994 as president and chief executive officer of its subsidiary, First Health Services Corporation, and previously as senior vice president, corporate development.
Other directorships:
Mr. Seymour serves as a member of various private boards of directors, including Rx Innovation, a company that provides technology solutions to pharmacies and utilizes pharmacy transactions data to improve patient outcomes, and the advisory board of Calvert Street Capital Partners, a private equity firm. He was previously a director of Envoy Corporation and chairman of ACI Worldwide, Inc. (ACI), a global provider of software for electronic payments and electronic commerce.
Other qualifications:
Mr. Seymour earned a Bachelor of Arts from the University of Missouri and a Master of Business Administration from Keller Graduate School of Management. Among other qualifications, Mr. Seymour brings to the Board senior leadership experience, information technology knowledge, strategic planning, operating and acquisition expertise.
Areas of experience include:
•Strategic planning
•Business development
•Operations
•Information technology
•Finance
Robert C. Sledd (67)
Director since: 1996
Business experience:
Mr. Sledd served as interim president and chief executive officer of Owens and Minor, Inc., a distributor of medical and surgical supplies, from November 2018 to March 2019. Since 2001, Mr. Sledd is the managing partner of Pinnacle Ventures, LLC, a venture capital firm, and Sledd Properties, LLC, an investment company. He previously served as chief executive officer of PFG from 1987 to 2001 and from 2004 to 2006.
Other directorships:
Mr. Sledd is the chairman of Owens & Minor, Inc.; he is also a director of Universal Corporation, a diversified agriculture business, and serves on its audit, finance and pension investment committees. Mr. Sledd was chairman of Performance Food Group from 1995 to 2008 and a director from 1987 to 2008.
Other qualifications:
Mr. Sledd graduated from the University of Tennessee with a Bachelor of Science in Business Administration. Among other qualifications, he brings to the Board executive leadership experience, including his past service as a chief executive officer of a public company, along with extensive strategic planning, brand marketing experience and financial expertise.
Areas of experience include:
•Finance
•Operations
•Marketing
•Business development
•Strategic planning

John E. Stokely (67)
Director since: 2000
Lead independent director since: 2003
Chairman since: 2017
Business experience:
From 1996 to 1999, Mr. Stokely served as president, chief executive officer and chairman of Richfood Holdings, Inc., a regional Fortune 500 wholesale food distributor and operator of retail grocery stores, prior to its acquisition by SuperValu Inc.
Other directorships:
Mr. Stokely is a director of Malibu Boats, Inc., a manufacturer of performance sports boats, and serves on its audit committee and nominating and governance committee. He was previously a director of O’Charley’s Inc., a national restaurant chain, Nash Finch Company, a wholesale food distributor, PFG, Imperial Sugar Company and ACI.
Other qualifications:
Mr. Stokely holds a Bachelor of Arts from the University of Tennessee. Among other qualifications, he brings to the Board experience in providing strategic, financial and risk management advice to companies engaged in a variety of industries, unique strategic insight, distribution and retail expertise and extensive senior leadership experience. Additionally, Mr. Stokely’s previous experience as chief executive officer of Richfood Holdings, Inc. afforded him with significant acquisition experience.
Areas of experience include:
•Finance
•Management
•Operations
•Corporate governance
•Distribution
David G. Whalen (62)
Director since: 2015
Business experience:
Mr. Whalen served as the president and chief executive officer of the A.T. Cross Company (subsequently Costa Inc.) from 1999 to 2014 when the company was sold. A.T. Cross manufactured and marketed writing instruments and personal accessories under the Cross brand name and premium sunglasses under the Costa brand name. From 1991 to 1999, Mr. Whalen held various senior positions with Bausch & Lomb Inc., including corporate vice president, president Europe, Middle East, and Africa division and president North America Ray-Ban Division. Earlier in his career, Mr. Whalen was vice president business development with G. Heileman Brewing Company and a consultant for Booz Allen Hamilton.
Other directorships:
Mr. Whalen serves as a director of Delta Apparel Inc., an international apparel design, marketing, manufacturing and sourcing company, and is a member of its corporate governance and compensation committees. Mr. Whalen previously served as a director of Phoenix Footwear Group, Inc. and A.T. Cross Company.
Other qualifications:
Mr. Whalen graduated from Trinity College with a Bachelor of Arts with honors, and he received a Master of Business Administration from the University of Chicago. Among other qualifications, Mr. Whalen brings to the Board background in developing and implementing operating strategies for global companies, distribution and retail expertise and extensive senior leadership experience. Additionally, Mr. Whalen’s previous success engineering a major restructuring as well as identifying and integrating a number of acquisitions affords him with unique strategic and operational insight.
Areas of experience include:
•Marketing
•Finance
•Mergers and acquisitions
•International operations
•Strategic planning

The Board of Directors unanimously recommends that our stockholders vote FOR the election of each of the director nominees.

Our Nominating and Corporate Governance Committee recommended to our full Board the foregoing nominees, and our Board has nominated them for election by our stockholders. At least annually, our Nominating and Corporate Governance Committee evaluates the effectiveness of our Board and Board committees and reviews the appropriateness of the composition and size of our Board and Board committees. In considering potential nominees, our Nominating and Corporate Governance Committee looks for candidates with the highest personal and professional ethics, integrity and values, who can commit themselves to representing the long-term interests of our stockholders. Nominees must also have an inquisitive and objective perspective, practical wisdom and mature judgment. Nominees must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serving on our Board for an extended period of time.

In reviewing the composition of our Board and potential nominees, our Nominating and Corporate Governance Committee also considers the director independence and committee requirements of The Nasdaq Stock Market LLC (Nasdaq) listing rules and all legal requirements. Our Board seeks independent directors with a broad diversity of experience, professions, skills, geographic representation and backgrounds that will enhance the quality of the Board’s deliberations and decisions. Our Nominating and Corporate Governance Committee does not assign specific weights to particular criterion and no particular criterion is necessarily applicable to all prospective nominees. Prospective nominees are not discriminated against on the basis of gender, age, race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

Our Nominating and Corporate Governance Committee and Board believe the nominees fulfill the criteria described above. In addition, the Board has determined that seven of our nine director nominees (including all committee members) are independent under Nasdaq listing rules. All four current members of our Audit Committee are “audit committee financial experts,” as defined by the Securities and Exchange Commission (SEC) rules. In addition to these attributes, each of the nominees has a strong and unique background and experience which led our Nominating and Corporate Governance Committee and Board to conclude that he or she should serve as a director of our Company. We describe these qualifications individually for each nominee above.

Our Company has grown rapidly through internal growth and acquisitions to become the world’s largest wholesale distributor of swimming pool supplies, equipment and related leisure products and one of the leading distributors of irrigation products in the United States. We currently operate in 39 states, one U.S. territory and 11 foreign countries. Accordingly, our nominees have experience in a variety of areas important to our Company, such as managing and overseeing large public and private companies, corporate governance and executive compensation, strategic planning, mergers and acquisitions, financing growing businesses, international operations, information technology and marketing, and experience in our industry. Our Nominating and Corporate Governance Committee and Board believe that these nominees together provide us with the range and depth of experience and capabilities needed to oversee the management of our Company.

Director Independence

To be considered independent under the listing rules of Nasdaq, directors must be free from any relationship with management or the Company, which, in the opinion of the Board, would interfere with the exercise of independent judgment. The Board has determined that each of our current directors, other than Mr. Arvan, our president and chief executive officer, and Mr. Perez de la Mesa, our former president and chief executive officer, meets the definition of an independent director as defined by Nasdaq listing rules. The Board’s independent directors regularly meet in executive session (without management present) at each Board and committee meeting.
Board Leadership Structure
The principal responsibility of the chief executive officer (CEO) is to manage the business. The principal responsibilities of the Board are to represent the Company’s stockholders and manage the operations of the Board and that of its committees.
Mr. Stokely currently serves as the Board’s chairman. His responsibilities in this capacity include the following:

▪assign tasks to the Board’s committees;
▪determine the appropriate schedule of Board meetings after consultation with our CEO and other Board members;
▪consult with our CEO and other Board members on the agenda of the Board;
▪assess the quality, quantity and timeliness of the flow of information from management to the Board;
▪direct the retention of consultants who report directly to the Board;
▪oversee compliance with and implementation of corporate governance policies;
▪coordinate, develop the agenda for and moderate executive sessions of the Board’s independent directors;
▪assist the chairman of the Compensation Committee in his evaluation of our CEO’s performance; and
▪perform such other functions as the Board may direct.

Director Attendance at Meetings

Our Board held six meetings in the 2019 fiscal year. As stated in our Corporate Governance Guidelines, we expect directors to attend Board meetings and meetings of the Board committees on which they serve. In the 2019 fiscal year, each of our directors attended 75% or more of the total number of Board meetings and meetings of the Board committees on which they served, except Mrs. Oler, who missed two board meetings and two committee meetings in July due to a family emergency.

We encourage each member of our Board to attend the annual meeting, and all of our directors attended the 2019 annual meeting.

Board’s Role in Risk Oversight and Assessment
Our employees, managers and officers conduct our business under the direction of our CEO and the oversight of our Board to enhance our long-term value for our stockholders. The core responsibility of our Board is to exercise its fiduciary duty to act in the best interests of our Company and our stockholders. In discharging this obligation, our Board and committees perform a number of specific functions, including risk assessment, review and oversight. While management is responsible for the day-to-day management of risk, our Board is responsible for oversight of our risk management programs, ensuring that an appropriate culture of risk management exists within the Company, and assisting management in addressing specific risks, such as strategic risks, financial risks, regulatory risks and operational risks.

Our Board’s objective is to have systems and processes in place that bring material risks facing our Company to the Board’s attention and permit the Board to effectively oversee the management of these risks. As reflected in our Code of Business Conduct and Ethics, our Board seeks to establish a “tone at the top” communicating our Board’s strong commitment to ethical behavior and compliance with the law. In furtherance of these goals, our Board regularly includes agenda items at its meetings relating to its risk oversight obligations and meets with various members of management on a range of topics, including corporate governance and regulatory obligations, disaster recovery and business continuity planning, succession planning, safety and risk management, insurance and operations. Our Board also sets and regularly reviews quantitative and qualitative authority levels for management. Further, our Board oversees the strategic direction of our Company, and in doing so considers the potential rewards and risks of our Company’s business opportunities and challenges and monitors the development and management of risks that may impact our strategic goals.

While risk oversight is a full Board responsibility, we also empower our various Board committees to address risk oversight in their respective areas and regularly report on their activities to our full Board. For example, our Strategic Planning Committee routinely reviews with management external and internal risks that may impact our strategic goals and our Compensation Committee assesses risks related to compensation. Our Audit Committee regularly reviews our disclosure controls and procedures and internal control over financial reporting, our Code of Business Conduct and Ethics and other legal and regulatory matters affecting our Company, including compliance policies. Our Audit Committee also discusses our major financial risk exposures and steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies. The Audit Committee also assists our Board in reviewing our cybersecurity risk with management. Our director of internal audit reports to and regularly meets in executive session with our Audit Committee.

Compensation-Related Risk
Our Compensation Committee assesses risks associated with our compensation policies and practices. We do not believe that our compensation policies or practices are reasonably likely to have a material adverse effect on our Company. While risk taking is a necessary part of growing a business, our compensation philosophy is focused on aligning compensation with the long-term interests of our stockholders as opposed to rewarding short-term management decisions that could pose long-term risks. For example:
▪our annual cash award programs are capped for all members of senior management, including our Named Executive Officers (NEOs);
▪our Share Ownership Guidelines require our NEOs to hold Company stock;
▪we maintain a clawback policy for executive compensation;
▪our Insider Trading Policy prohibits hedging, pledging or monetization transactions involving our stock (see section below titled “Hedging Policy”);
▪our long-term equity-based compensation cliff vests over a period of three to five years for all management recipients; and
▪restricted stock awards contain performance-based criteria in addition to the time-based vesting criteria discussed above.
Moreover, equity awards are granted annually, which means executives always have unvested awards that could significantly decrease in value if our business is not managed for the long term.

Access to Management and Employees
Directors have full and unrestricted access to our management and employees. Additionally, key members of management attend Board meetings from time to time to present information about the results, plans and operations within their areas of responsibility.
Communications with the Board
Stockholders and other interested parties may communicate with the members of our Board by mail addressed to the full Board, a specific member of the Board or to a particular committee of the Board at 109 Northpark Boulevard, Covington, Louisiana 70433. Communications are distributed to the Board, or to a specific member of the Board, as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board has requested that certain items that are unrelated to the duties and responsibilities of the Board be excluded, such as junk mail, mass mailings, resumes and other forms of job inquiries and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable may be excluded.
Code of Ethics
We have adopted a Code of Business Conduct and Ethics that applies to our employees, officers (including our principal executive officer, principal financial officer and principal accounting officer) and directors. Our Code of Business Conduct and Ethics is posted on our website at www.poolcorp.com and can also be obtained free of charge by sending a request to our corporate secretary at 109 Northpark Boulevard, Covington, Louisiana 70433. As permitted by SEC and Nasdaq rules, we intend to satisfy the disclosure requirement regarding an amendment to, or a waiver from, a provision of our Code of Business Conduct and Ethics by posting such information on our website.
Hedging Policy
We do not believe that our directors, officers, employees or insiders should engage in short-term or speculative transactions involving our Common Stock. As such, our Insider Trading Policy prohibits directors, officers, employees and insiders from engaging in any of the following activities with respect to our Common Stock:

•trading in our Common Stock on a short-term basis - any Common Stock purchased in the open market must be held for a minimum of six months and ideally longer (such short-term trading by directors and executive officers is prohibited by law);
•sales of our Common Stock not owned or not delivered within 20 days of the sale, i.e. “short sales”;
•hedging or monetization transactions involving our Common Stock (including prepaid variable forward contracts, equity swaps, collars and contributing our Common Stock to an exchange fund in exchange for an interest in the fund); and
•the purchase or sale of publicly traded “equity” options in our Common Stock.
Board Committees
Board committees work on key issues in greater detail than would be possible at full Board meetings. The Board has appointed four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Strategic Planning Committee. Each of these Board committees is comprised entirely of independent directors and operates under a written charter, which sets forth the committees’ authorities and responsibilities. The charters are posted on our website at www.poolcorp.com in the “Investors” section under the “Governance” link.

The following table lists our 2019 Board committees, the chairs of each committee, the directors who served on them following the 2019 annual meeting and the number of committee meetings held in 2019.

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Strategic Planning Committee
Andrew W. Code		✓
Timothy M. Graven	Chair		✓
Debra S. Oler		✓		✓
Harlan F. Seymour		Chair	✓	Chair
Robert C. Sledd	✓	✓
John E. Stokely	✓		Chair
David G. Whalen	✓			✓
Meetings held in 2019	9	6	3	2

The following sections briefly describe our Board committees and outline certain of their principal functions. These descriptions are qualified in their entirety by the full text of the Board committee charters.

Audit Committee
The Audit Committee assists the Board in monitoring:
•management’s process for ensuring the integrity of our financial statements;
▪the independent registered public accounting firm’s qualifications and independence;
▪the performance of our internal audit function and independent registered public accounting firm;
▪information technology security and risk, including cyber security; and
▪management’s process for ensuring our compliance with legal and regulatory requirements.
The Board has determined that each Audit Committee member meets the requirements for independence, experience and expertise, including financial literacy, as set forth in the applicable SEC and Nasdaq rules. The Board has further determined that Messrs. Graven, Sledd, Stokely and Whalen are “audit committee financial experts” as defined in the SEC rules.
Compensation Committee
Our Compensation Committee is responsible for oversight of our executive compensation and makes recommendations to our entire Board with respect to director compensation, cash award plans for senior management and equity-based plans for all employees. All members of the Compensation Committee are independent based on the applicable definition of independence for compensation committee members in Nasdaq listing standards and Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the Exchange Act). The Compensation Committee’s specific responsibilities and duties are outlined in detail in our Compensation Committee Charter. The Compensation Committee has full and final authority in connection with the administration of our equity compensation plans and, in its sole discretion, may grant equity-based awards under such plans.
The Compensation Committee has the authority to engage the services of outside advisers, experts and others. Specifically, the Compensation Committee may periodically retain an independent compensation consultant to review the overall structure and design of our compensation programs and their suitability in meeting our compensation objectives. In addition, when the Compensation Committee considers changes to specific compensation programs, they may use an outside consultant to review the design and suitability of that specific program.
In 2019, in an effort to continue to ensure that our executive compensation properly aligns with the interests of our stockholders and remains comparable with the market, the Compensation Committee engaged Pearl Meyer & Partners, LLC (Pearl Meyer) to review our executive compensation program and our peer group composition. Also in 2019, the Compensation Committee engaged Pearl Meyer to conduct a review of non-employee director and chairman compensation. Pearl Meyer reported directly to the Compensation Committee chairman and was advised by the Compensation Committee to compare our director compensation program against our peer group. As required by SEC and Nasdaq rules, the Compensation Committee assessed the independence of Pearl Meyer, determined that Pearl Meyer is independent from management and concluded that Pearl Meyer’s work did not raise any conflict of interest.
For more information regarding the processes used by the Compensation Committee to determine executive compensation, see the section titled “Compensation Discussion and Analysis” below.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee’s primary purpose is to provide oversight on a broad range of issues surrounding the composition of the Board, including:
•identifying qualified individuals to be considered for nomination as a director;
▪recommending to the Board director nominees for the next annual meeting of stockholders;
▪assisting the Board in committee member selection;
▪evaluating the overall effectiveness of the Board and committees of the Board; and
▪reviewing and considering corporate governance practices.
The Nominating and Corporate Governance Committee has the authority to recommend to the Board candidates for Board membership. Stockholders may also make recommendations for director nominations by sending a letter to the Nominating and Corporate Governance Committee in care of our Corporate Secretary at 109 Northpark Boulevard, Covington, Louisiana 70433. Stockholders making nominations must also comply with the notice procedures set forth in our Bylaws. The Nominating and Corporate Governance Committee evaluates such candidates in the same manner as other candidates.
Strategic Planning Committee
The Strategic Planning Committee assists senior management in the analysis and preparation of our strategic plan and then reports and makes recommendations regarding our strategic plan to the Board. Our strategic planning process involves defining the Company’s strategy and making decisions on allocating resources, including capital and people, to pursue this strategy. Our strategic plan, which we update and review with the Board periodically, incorporates specific goals for growth and business development over the next three to five years.

Compensation Committee Interlocks and Insider Participation

During the last fiscal year, Messrs. Seymour, Code and Sledd and Mrs. Oler served on the Compensation Committee and none of them served at any time as officers or employees of the Company or any of its subsidiaries. None of our executive officers served in the last fiscal year as a member of the board of directors or compensation committee of another entity, one of whose executive officers served as a member of our Board or Compensation Committee.

Information about our Executive Officers

The following table presents, as of March 12, 2020, certain information about our current executive officers. We expect that each of these officers will remain in his or her current position following the Annual Meeting.

Name and age	Positions and recent business experience
Peter D. Arvan (54)
President and Chief Executive Officer
▪President and Chief Executive Officer since January 2019
▪Chief Operating Officer from August 2017 to January 2019
▪Executive Vice President from January 2017 to January 2019
▪Chief Executive Officer of Roofing Supply Group from 2013 to 2015
▪President of GE/SABIC Polymershapes from 2004 to 2013

A. David Cook (64)	Group Vice President ▪Group Vice President since 2007 ▪Vice President from 1997 to 2007 ▪Director of National Sales Development of our principal operating subsidiary from 1993 to 1997
Mark W. Joslin (60)
Senior Vice President, Chief Financial Officer
▪Senior Vice President, Chief Financial Officer since 2015
▪Vice President, Chief Financial Officer from 2004 to 2015
▪Vice President of Corporate Development of Eastman Chemical Company (Eastman) from 2002 to 2004
▪Vice President and Controller of Eastman from 1999 to 2002

Kenneth G. St. Romain (57)	Group Vice President ▪Group Vice President since 2007 ▪General Manager from 2001 to 2007 ▪Regional Manager from 1987 to 2001
Jennifer M. Neil (46)	Vice President, Corporate Secretary, Chief Legal Officer ▪Vice President since 2018 ▪Corporate Secretary since 2005 ▪Chief Legal Officer since 2003
Melanie M. Housey Hart (47)
Vice President, Corporate Controller, Chief Accounting Officer
▪Vice President since February 2019
▪Chief Accounting Officer since 2008
▪Corporate Controller since 2007
▪Senior Director of Corporate Accounting from 2006 to 2007
▪Senior Manager at Ernst & Young LLP from 2001 to 2006

PRINCIPAL STOCKHOLDERS

In accordance with Rule 13d-3 under the Exchange Act, the table below sets forth, as of March 12, 2020, certain information regarding beneficial ownership of Common Stock by (i) each of our directors, (ii) each of the executive officers listed in the Summary Compensation Table included in “Executive Compensation” (Named Executive Officers), (iii) all of our directors and executive officers as a group and (iv) each stockholder known by us to be the beneficial owner of more than 5% of our outstanding Common Stock. Based on information furnished to us by such stockholders, unless otherwise indicated, all shares indicated as beneficially owned are held with sole voting and investment power. Our executive officers and directors are prohibited from pledging the Company’s Common Stock as collateral for a loan, including through the use of traditional margin accounts with a broker.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percentage of Outstanding Common Stock
Directors
Peter D. Arvan	50,213		*
Andrew W. Code	10,909	(2)	*
Timothy M. Graven	4,887		*
Debra S. Oler	661		*
Manuel J. Perez de la Mesa	1,346,646	(3)	3%
Harlan F. Seymour	9,522		*
Robert C. Sledd	14,441		*
John E. Stokely	12,284		*
David G. Whalen	5,002		*
Named Executive Officers (4)
Mark W. Joslin	120,503		*
A. David Cook	44,099		*
Kenneth G. St. Romain	166,942	(5)	*
Jennifer M. Neil	15,051		*

All executive officers and directors as a group (14 persons)	1,823,746	(6)	4%
Greater than 5% Beneficial Owners
BlackRock, Inc.	3,640,689	(7)	9%
JPMorgan Chase & Co.	1,773,818	(8)	4%
Neuberger Berman Group LLC	1,862,418	(9)	5%
The Vanguard Group, Inc.	3,519,635	(10)	9%
_______________
* Less than one percent.

(1)Includes shares of unvested restricted stock for executive officers and directors as these shares convey the right to vote and receive dividends.
(2)Includes 4,832 shares held by a family trust for which Mr. Code serves as co-trustee and 5,000 held directly by a charitable foundation of which Mr. Code is a director and president (although neither Mr. Code nor any members of his immediate family have a pecuniary interest in such shares).
(3)Includes (i) 430,096 shares that Mr. Perez de la Mesa has the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before May 11, 2020; (ii) 5,000 shares beneficially owned by Mr. Perez de la Mesa’s wife; (iii) 268,723 shares held by a trust for which Mr. Perez de la Mesa serves as a trustee; and (iv) 583,089 shares held in three irrevocable trusts for the benefit of Mr. Perez de la Mesa’s adult children.
(4)Information regarding shares beneficially owned by Mr. Arvan, our chief executive officer, who is an NEO, appears above under the caption “Directors.”

(5)Includes 72,802 shares that Mr. St. Romain has the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before May 11, 2020.
(6)Includes 514,148 shares that such persons have the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before May 11, 2020. Also includes 856,644 shares held in family trusts, 5,000 shares held in a charitable foundation and 5,000 shares held by family members of such persons.
(7)Based on the holder’s Schedule 13G/A filed with the SEC on February 5, 2020. BlackRock, Inc. has sole voting power over 3,494,580 shares and sole dispositive power with respect to all shares. The business address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.
(8)Based on the holder’s Schedule 13G/A filed with the SEC on December 5, 2019. JPMorgan Chase & Co. has sole voting power over 1,641,122 shares, shared voting power over 2,583 shares, sole dispositive power over 1,761,244 shares and shared dispositive power over 2,814 shares. The business address of JPMorgan Chase & Co. is 383 Madison Avenue, New York, New York 10179.
(9)Based on the holder’s Schedule 13G/A filed with the SEC on February 13, 2020. Neuberger Berman Group LLC (Neuberger) has shared voting power with respect to 1,845,493 shares with Neuberger Berman Investment Advisers LLC and shared dispositive power with respect to all shares. Neuberger Berman Equity Funds has shared voting power and shared dispositive power over 1,298,514 shares. The business address of Neuberger is 1290 Avenue of the Americas, New York, New York 10104.
(10)Based on the holder’s Schedule 13G/A filed with the SEC on February 12, 2020. The Vanguard Group, Inc. (Vanguard) has sole voting power over 22,617 shares, shared voting power over 5,867 shares, sole dispositive power over 3,496,243 shares and shared dispositive power over 23,392 shares. The business address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

EQUITY COMPENSATION PLAN INFORMATION

All of our existing equity compensation plans were approved by our stockholders. The following table provides information about shares of Common Stock that may be issued under our existing equity compensation plans as of December 31, 2019.

Plan description	Number of shares of Common Stock to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of shares of Common Stock remaining available for future issuance under equity compensation plans
Equity Compensation Plans Approved by Stockholders:
2007 Long-Term Incentive Plan (2007 LTIP)	1,302,051	$64.46	4,319,501	(1)
Employee Stock Purchase Plan	—	—	87,751
Equity Compensation Plans Not Approved by Stockholders	—	—	—
Total	1,302,051	$64.46	4,407,252
(1) Includes 1,037,669 shares that may be issued as restricted stock.

For a complete description of our equity compensation plans, see Note 6 in our 2019 Annual Report on Form 10-K.

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis section (the CD&A) describes and analyzes our executive compensation philosophy and program in the context of the compensation paid during the last fiscal year to our named executive officers (collectively, our Named Executive Officers or NEOs). This list includes our chief executive officer (CEO), our chief financial officer (CFO) and our next three most highly-compensated executive officers as of December 31, 2019.

For fiscal 2019, our Named Executive Officers were:

▪Peter D. Arvan, President, Chief Executive Officer and Director;
▪Mark W. Joslin, Senior Vice President and Chief Financial Officer;
▪A. David Cook, Group Vice President;
▪Kenneth G. St. Romain, Group Vice President; and
▪Jennifer M. Neil, Vice President, Secretary and Chief Legal Officer.
In the discussion that follows, we will provide an Executive Summary of our actions and highlights from 2019. We next explain the principles that guide our Compensation Committee’s executive compensation decisions, our Compensation Philosophy and Objectives. We then describe the Compensation Committee’s Process of Setting Compensation, including any supporting role played by the NEOs themselves. Finally, we discuss in detail each of the Components of Compensation, which includes, for each component, a design overview as well as the actual results yielded for each NEO in 2019.

Executive Summary

Our Company is the world’s largest wholesale distributor of swimming pool supplies, equipment and related leisure products and is one of the leading distributors of irrigation and landscape products in the United States. We operate 373 sales center locations worldwide, from which our approximately 4,500 employees serve roughly 120,000 wholesale customers. For more information about our business, please see Item 1, “Business,” and Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Overview of Fiscal 2019

Our Company’s financial accomplishments for fiscal 2019 included the following:

▪record annual sales of $3.2 billion, up 7% from 2018;
▪record operating income of $341.2 million, up 9% over 2018;
▪record operating margin of 10.7%, a 20 basis point increase over last year; and
▪record 2019 diluted EPS of $6.40, an increase of 14% over 2018, including a tax-related benefit of $0.57 per share in 2019 and $0.36 per share in 2018.

In 2019, we delivered sales growth of 7%, on top of sales growth of 8% in 2018, and we grew our base business operating margin by 40 basis points. Despite inclement weather throughout much of the first half of the year, our team’s strong execution as well as continuing favorable market conditions helped us deliver base business sales growth of 5% for the year. Our top line growth was driven by continued demand for discretionary products, particularly building materials and equipment, as well as market share gains, fueled by our continued expansion of commercial and building material products. Our focus on organic growth, process discipline and value creation allowed us to convert this top-line growth into operating income growth of 9% over last year.

Return to Stockholders

We have delivered consistent positive returns to our stockholders over time, and in 2019 we continued our long history of increasing dividends and conducting share repurchases.

2019 Executive Compensation Program Highlights

▪Our executive compensation program is designed and implemented by the Compensation Committee, which strives to incorporate compensation best practices into our program design. The following summary highlights our commitment to executive compensation practices that align the interests of our executives and stockholders:

	What we do:		What we don’t do:

✓	Our executive pay is predominantly performance-based and not guaranteed.	✗	We do not provide excessive perquisites to our executives.
✓	All of our variable compensation plans have caps on plan formulas.	✗	Directors and NEOs are prohibited from pledging and hedging their shares of company stock.
✓	Our equity plans contain “double trigger” change of control vesting provisions.	✗	Our equity plans prohibit the repricing of underwater stock options.
✓	We benchmark pay relative to the market and review our peer group annually.	✗	We do not provide any change of control cash payments to our executive officers.
✓	We maintain share ownership guidelines.	✗	We do not have any related party transactions with our executive officers.
✓	We maintain executive compensation clawback provisions.
✓	The Compensation Committee, like all of our Board committees, is comprised solely of independent directors.
✓	Our Compensation Committee periodically retains its own independent compensation consultant.
✓	Restricted stock awards include performance-based vesting criteria.

▪A majority of each NEO’s target compensation has been and continues to be at-risk. The charts below show the 2019 plan design, or target, compensation mix by component:
▪Consistent with its long-standing policy of placing greater emphasis on the performance-based components of compensation, the Compensation Committee approved only a marginal increase in base salaries during 2019 for each NEO (less than 3% on average), with the exception of Mr. Arvan, who received a 9.1% increase in recognition of his promotion to chief executive officer in January 2019 and his expanded responsibilities in his new role.
▪The Compensation Committee approved an annual cash performance potential for each NEO, with 2019 plan design targeted at 100% of base salary for Messrs. Arvan and Cook, 75% of base salary for Messrs. Joslin and St. Romain and 50% of base salary for Ms. Neil. Actual 2019 annual cash performance awards were 67.1% of base salary for Mr. Arvan and averaged 65.8% of base salary for our other NEOs. Mr. Arvan’s annual bonus payment represented 67.1% of his target bonus opportunity; annual bonus payments for our other NEOs averaged 83.4% of their target opportunities.
▪The Compensation Committee continued to emphasize the importance of our long-term growth by providing substantial pay-for-performance compensation opportunities through the medium-term Strategic Plan Incentive Program (SPIP) and the Amended and Restated 2007 Long-Term Incentive Plan (2007 LTIP). For the 2019 SPIP grant, which is based on the diluted EPS growth in the three-year performance period from 2019 to 2021, adjusted diluted EPS at December 31, 2018 of $5.26 serves as the baseline for the performance period. Cash payments under the SPIP for the performance period ended December 31, 2019 were 67.8% of base salary (out of a possible 200% for maximum performance) for our NEOs. These SPIP payments represented an adjusted diluted EPS CAGR of 11.8% for the 2017 to 2019 performance period.
▪The Compensation Committee determined the 2019 equity grants for all NEOs based on total compensation targets approximating the peer group median for total compensation; grants of restricted stock awards to our NEOs contain a performance-based vesting criterion (return on invested capital).
▪With regard to Mr. Arvan’s 2019 compensation, in recognition of his promotion to chief executive officer, the Compensation Committee approved a salary increase of 9.1% and increased the value of his performance-based equity grant approximately 37.6%. Mr. Arvan's annual cash performance program and medium-term SPIP potential remained unchanged.
Results Compared to Peers

Our Compensation Committee designs total compensation for our executives to target or approximate the peer median for total compensation (sometimes referred to as “compensation by design”), but ultimately our executives’ total compensation varies depending on our performance. Our peer group is comprised of public companies primarily engaged in wholesale distribution and of similar size based on both revenues and market capitalization. See “Process of Setting Compensation - Benchmarking and Establishment of Peer Group” for further information on our peer group.

The table below presents compound annual growth rates (CAGR) for our EPS and stock price performance as well as our total stockholder return (TSR) performance compared to our peer group median as of December 31, 2019. In addition to our peer group, we believe it is helpful to measure our performance against the S&P MidCap 400 Index because (a) it is comprised of similar-sized public companies that represent the most likely alternative investments for investors and (b) we have no direct public company peers given the niche nature of our industry. Given that our compensation philosophy stresses the long-term growth of stockholder value, we believe that longer-term performance data provides the most appropriate comparisons.

	Pool Corporation
	Adjusted(1) Diluted EPS CAGR	Stock Price CAGR	TSR CAGR	Peer Group Median TSR(2) CAGR	S&P MidCap 400 Index CAGR(3)
1-year	10.8%	42.9%	44.3%	23.2%	24.1%
3-year	18.8%	26.7%	27.8%	6.5%	7.5%
5-year	19.0%	27.3%	28.2%	5.1%	7.3%
10-year	20.1%	27.2%	27.9%	13.9%	10.8%
(1)The adjusted diluted EPS CAGR amounts are based on adjusted diluted 2019 EPS of $5.83, which excludes a $0.57 per diluted share benefit from the impact of Accounting Standards Update 2016-09, Improvements to Employee Share-Based Payment Accounting (ASU 2016-09).
The 1-year diluted EPS CAGR is also based on adjusted 2018 diluted EPS of $5.26, which excludes a $0.36 benefit from the impact of ASU 2016-09.
The 3-year diluted EPS CAGR is also based on adjusted 2016 diluted EPS of $3.48, which excludes a non-cash goodwill impairment charge of $0.01 per diluted share.
The 10-year diluted EPS CAGR is also based on adjusted 2009 diluted EPS of $0.93, which excludes the $0.54 impact of the write-off of our former equity investment in Latham Acquisition Corporation.
(2)We calculated TSR based on changes in the market price of each company’s common stock plus dividends paid during the respective periods, if applicable, using information from company financial statements and various financial websites including www.nasdaq.com. In calculating TSR, we used stock-split adjusted amounts for both historical market prices and dividends paid.
(3)As reported by Nasdaq.

As reflected in the table below, 2019 total compensation for our NEOs, excluding our CEO, was largely in-line with the peer group median. Total compensation for Mr. Arvan, who was appointed CEO in January, was 30% less than the peer group median.

Total Compensation Above (Below) Peer Group Medians(1)
Position	2019 Actual	2019 Plan Design
CEO	(30)%	(24)%
All Other NEOs	3%	12%
All NEOs	(12)%	(4)%
(1)Our Compensation Committee set our compensation plan design for fiscal 2019 in February 2019. At that time, peer group compensation data for 2018 was not available. Therefore, the peer group median amounts used for comparison in the above table were calculated primarily using 2017 compensation data.
The actual amounts in the table above reflect the reported amounts per the Summary Compensation Table, except for the value of stock options. Rather than use the estimated grant date fair values as reported in the peer group’s proxy statements, we estimated stock option values by multiplying the number of stock options awarded by 40% of the stock’s closing price on the grant date (assuming this price equals the exercise price). We believe this eliminates potential differences related to fair value assumptions for expected term, volatility and dividend yield, thus improving the comparability to our peer group.

After review of all existing programs, consideration of current market and competitive conditions, and alignment with our overall compensation objectives and philosophy, we believe that the total compensation program for our executives is appropriately focused on enhancing corporate performance and increasing value for stockholders. We believe that a significant part of our executive pay is properly tied to stock appreciation or stockholder value through stock options, restricted stock awards and incentive performance measures.
Results of 2019 Say-on-Pay Vote
At our 2019 annual meeting of stockholders, our stockholders approved our executive compensation by a vote of 99.6% of the votes cast (excluding broker non-votes). Because our NEO compensation is principally established in February of each year, the results of the 2019 say-on-pay vote were not taken into consideration in setting the 2019 executive officer compensation. However, the Compensation Committee did consider the strong stockholder support we received on the 2018 say-on-pay vote, which was approved by 99.4% of the votes cast (excluding broker non-votes).
The Board and our Compensation Committee appreciate and value the views of our stockholders. Our Compensation Committee is mindful of the strong support our stockholders expressed and as a result continues to believe that our general approach to and design of executive compensation properly align the interests of our stockholders and our performance. Going forward, the Compensation Committee will continue to review stockholder advisory votes on executive compensation and take them into consideration when making future executive compensation decisions.

Compensation Philosophy and Objectives
We believe our employees are our most important asset. The primary objectives of our compensation program are to attract, motivate, reward and retain talented executives who are critical to our success. The overriding principle of our executive compensation philosophy is that compensation must be linked to continuous improvements in corporate performance and sustained increases in stockholder value. We believe that a substantial portion of executive compensation should be at-risk based on performance and that the majority of the at-risk compensation opportunity should be predicated on medium- and long-term rather than short-term results. We strive to develop our executives’ capabilities and focus them on achieving superior long-term returns for our stockholders, while assuring that our programs do not lead to unnecessary risk taking.
Our executive compensation philosophy applies to all employees, with increasingly greater proportions of total compensation being at-risk as an employee’s responsibility increases. While we place great value on long-term performance and the corresponding improvement in stockholder value, we seek to balance the relationship between total stockholder return and short-term and long-term compensation in order to complement our annual and long-term business objectives and encourage the fulfillment of those objectives through executive performance.
In pursuing these objectives, we seek to design and maintain a program that will accomplish the following:
•align total compensation by design to the median total compensation of our peer group;
•align compensation with our performance in achieving financial and non-financial objectives;
•tie compensation to individual and group performance;
•closely align incentive compensation with stockholders’ interests; and
•promote equity ownership by executives through long-term performance compensation.

While we have not established specific target percentages of total compensation for short-term and long-term compensation, we do take into consideration the individual components in relation to the total opportunity we seek to provide. Under our program, our performance impacts both short-term and long-term compensation, as superior performance will result in additional compensation through our annual cash performance program and medium-term SPIP and increased value of our equity grants over the long term.  Our goal is for the portion of compensation that is at-risk (both short-term and long-term) to constitute a substantial and meaningful portion of total compensation and for sustained long-term growth to result in the greatest compensation opportunities.

Process of Setting Compensation

Our Compensation Committee is responsible for the oversight of our executive compensation. The Compensation Committee approves compensation plans for senior management and equity-based plans for all employees. In its evaluation of executive compensation, the Compensation Committee considers many factors, including the Company’s overall performance; each individual executive’s role and responsibilities, performance, tenure and experience; and peer group performance.

The Compensation Committee normally meets in February of each year to set executive compensation plans for that fiscal year. To do this, it uses the most current data available for peer group compensation, although this data is generally a year or more old.

Role of Management

The Compensation Committee also relies on data, analysis and recommendations from our CEO. While the CEO provides recommendations with respect to potential senior management compensation and the Compensation Committee reviews such recommendations, the Compensation Committee ultimately uses its collective judgment to determine senior management compensation. The CEO does not provide recommendations for his own compensation as the Compensation Committee independently determines and approves his compensation. Although the CEO attends Compensation Committee meetings at which executive compensation matters are considered, he is not present when the Compensation Committee deliberates or votes on his compensation. Our Company’s management also assists the Compensation Committee with developing the peer group analysis each year.

Role of Compensation Consultant

Our Compensation Committee periodically engages an independent compensation consultant to review and comment upon executive and director compensation. In 2019, in an effort to continue to ensure that our executive compensation program properly aligns with the interests of our stockholders and remains comparable with the market, the Compensation Committee engaged Pearl Meyer & Partners, LLC (Pearl Meyer) to review our executive and non-employee director compensation program as well as our peer group composition.

Benchmarking and Establishment of Peer Group

As noted above, we believe that total target compensation for our NEOs should be closely aligned to the median total compensation of our peer group. We establish compensation targets for each executive position in the aggregate and by component based on a design that we believe will best achieve our strategic and financial objectives. The Compensation Committee compares our primary compensation components – base salary, annual cash incentive, SPIP and equity awards – individually and in the aggregate to the compensation of the most highly compensated executive officers of companies it uses as the “peer group” (the peer group is sometimes referred to as the “market”). These comparisons are based on compensation information published in the annual proxy statements of the peer group companies, except for the value of stock options. Rather than use the estimated grant date fair values as reported in the proxy statements, we estimate stock option values by multiplying the number of stock options awarded by 40% of the stock’s closing price on the grant date (assuming this price equals the exercise price). We believe this adjustment makes the estimated compensation amounts for stock options more comparable between companies by eliminating potential differences related to fair value assumptions for expected term, volatility and dividend yield.

The Compensation Committee reviews management’s evaluation of potential peer companies, approves the annual peer group and also reviews the annual executive compensation analysis that is prepared by management and, in some years, by the compensation consultant. In developing our peer group, we evaluate the following criteria:

▪organizational structure (public companies);
▪type of business (primarily wholesale distribution);
▪company size (based on revenue and market capitalization); and
▪peer group size (number of peer companies).

In performing our evaluation, we focus on public companies that we believe would provide a comparable cross-industry subset of distributors. While we evaluate companies that may have some manufacturing or retail operations, we generally exclude companies from consideration if the majority of the business is not wholesale distribution. Since our Global Industry Classification Standard (GICS) industry group (2520 - Consumer Durables & Apparel) is broad and our GICS industry (252020 - Leisure Equipment & Products) would not provide an adequate peer group size, we believe that using a cross-industry subset of wholesale distributors for our peer group provides a more meaningful executive compensation benchmarking analysis than using companies based on one of our industry sectors.
The Compensation Committee reviewed our 2018 peer group and removed Essendant, Inc. because the company’s market capitalization was near the bottom end of our range for that criterion. The Compensation Committee added HD Supply and SiteOne Landscape Supply, Inc., both distribution companies with revenue and market capitalization within our criteria ranges, to our 2019 peer group.
Our 2019 peer group consisted of the following companies:

⋅Acuity Brands, Inc.	⋅HD Supply	⋅Sally Beauty Holdings, Inc.
⋅Applied Industrial Technologies, Inc.	⋅Helen of Troy Limited	⋅ScanSource, Inc.
⋅Beacon Roofing Supply, Inc.	⋅Kaman Corporation	⋅SiteOne Landscape Supply, Inc.
⋅BMC Stock Holdings, Inc.	⋅MRC Global, Inc.	⋅Steelcase Inc.
⋅Boise Cascade Company	⋅MSC Industrial Direct Company, Inc.	⋅Universal Forest Products, Inc.
⋅Builders FirstSource, Inc.	⋅NOW Inc.	⋅Watsco, Inc.
⋅Fastenal Company	⋅Patterson Companies, Inc.	⋅Wesco Aircraft Holdings, Inc.

The table below presents our revenue and market capitalization compared to the median of our 2019 peer group (based on data available in the fall of 2018 when the 2019 peer group was established).

(in millions)	Revenue	Market capitalization
POOL(1)	$2,788	$6,287
Peer group median(2)	3,646	2,131
(1)POOL’s revenue reflects our most recent annual net sales (fiscal year 2017) at the time of our analysis, and our market capitalization is as of October 8, 2018.
(2)The peer group median revenue represents the median annual net sales based on annual public filings available as of October 2018; the peer group median market capitalization is as of October 8, 2018.
The Compensation Committee reviews each component of our NEOs’ compensation compared to the peer group, and they also review the prior year’s total compensation for our NEOs versus the peer group. However, the Compensation Committee ultimately focuses on whether total compensation by design aligns closely with the peer group median total compensation amounts. While we compare our CEO position to the CEO positions for our peer group, we compare our other NEOs to the peer group in the aggregate as opposed to by position because we believe it affords a better comparison overall as the positions and responsibilities for this group vary from company to company.
Market medians and the ranges around them only represent beginning reference points. The Compensation Committee also uses its subjective judgment to set compensation that reflects factors such as individual performance and skills, long-term potential, tenure in the position and retention considerations. The Compensation Committee also reviews the total annual compensation that each executive could potentially receive and, for perspective, reviews the previous year’s compensation value for each executive.

The Compensation Committee has considered the impact that paying below the median of our peers might have on attracting, retaining and motivating senior management. The Compensation Committee believes that the fundamental philosophy of emphasizing pay-for-performance is the right one for our Company, and that our core compensation program as currently designed (base salary, annual cash incentive, SPIP and equity awards) can provide competitive or superior total compensation for senior management compared to our peer group given a reasonable economic environment. The Compensation Committee continues to believe that the design of our compensation program reflects a greater weighting to performance-based and at-risk compensation than the peer group median, as evidenced by the comparisons of our compensation components to the related peer group median amounts (see tables included in the “Components of Compensation” section below). Provided that our performance meets or exceeds expectations in future years, the Compensation Committee expects our NEOs will realize total compensation comparable or superior to the peer group median over time.

Components of Compensation
Our annual executive compensation program is relatively simple in format and includes four primary components:

Compensation Component	Key Characteristics	Purpose
Base salary	Conservative level of fixed cash compensation based on responsibility, experience and tenure	Provide a fixed, baseline level of cash compensation
Annual cash incentive (annual bonus)	Annual cash payment tied to performance during the fiscal year relative to pre-established performance goals	Reward for achieving our annual financial and business goals
Strategic Plan Incentive Program (SPIP)	Medium-term cash performance opportunity	Provide a three-year, performance-based award subject to the achievement of specified earnings objectives, signifying achievement of strategic initiatives
Long-term equity awards	Variable compensation comprised of performance-based restricted stock awards, stock options or a combination of the two	Align executive performance with stockholder interests and long-term goals
As discussed in “Compensation Philosophy and Objectives” above, we believe that employees at senior levels should have a larger proportion of total compensation delivered through pay-for-performance cash awards and long-term equity compensation. As a result, their compensation will be more significantly impacted, both positively and negatively, by our financial performance and stockholder return. Because of this correlation, the Compensation Committee believes our executives have a greater percentage of their compensation at-risk than the executives in our peer group. We discuss each compensation component in more detail below.
Base Salary
(Summary Compensation Table, Column 3)
Salaries provide executives with a base level of income and help achieve the objectives outlined above by attracting and retaining strong talent. Our plan design is for total executive compensation at comparable performance levels to be at the peer group’s median total compensation. However, our base salary is more conservative by design and thus consistent with our overall philosophy of focusing on at-risk or performance-based pay. In determining an executive’s base salary, the Compensation Committee reviews Company and individual performance information and peer group executive compensation information.
Changes in our NEOs’ base salaries from year to year reflect general changes in market pay for executive talent, changes in responsibility for individual NEOs from time to time and, to a lesser extent, the individual’s job performance over time. Additionally, base salary levels for all NEOs have been substantially below market historically as compared to our peers. We do not generally provide our NEOs with automatic annual salary increases or other cost of living adjustments.
The 2019 base salary levels for our NEOs continued to remain low by design as compared to our peer group. The table below presents the percentage by which our NEOs’ 2019 base salaries are below the peer group median base salary amounts.

Base Salary Above (Below) Peer Group Medians (1)
Position	2019 Actual
CEO	(44)%
All Other NEOs	(31)%
All NEOs	(35)%
(1)Our Compensation Committee set our compensation plan design for fiscal 2019 in February 2019. At that time, peer group compensation data for 2018 was not available. Therefore, the peer group median amounts used for comparison in the above table were calculated primarily using 2017 compensation data.

In February 2019, the Compensation Committee increased executive officer salaries to the following amounts:

Name	Salary	Increase
Peter D. Arvan	$480,000	9.1%
Mark W. Joslin	305,000	3.4%
A. David Cook	325,000	2.5%
Kenneth G. St. Romain	317,000	2.3%
Jennifer M. Neil	205,000	2.5%
The average salary increase for the NEOs was 4.0%. Mr. Arvan received the greatest percentage increase, 9.1%, in recognition of his promotion to chief executive officer in January 2019 and in recognition of his substantially greater responsibilities. Mr. Arvan’s duties and responsibilities encompassed all aspects of our management and operations and were greater in scope and collectively more significant in nature than those of any other NEO. Even with these increases, our NEOs’ 2019 base salaries as a group were 35% below the peer group median, as shown in the table above.
Annual Incentive Plan
(Summary Compensation Table, Column 5)
(Grants of Plan-Based Awards, Columns 3-4)

We use an annual cash incentive award (annual bonus) to focus executive behavior on short-term goals for growth, financial performance and other specific financial and business improvement metrics. We offer executives the opportunity to earn goal-oriented awards that are responsive to changing internal and external business conditions from year to year. Each year, objectives are set for the Company, our business units and individual executives. Actual performance is later measured against these objectives. At the first Compensation Committee meeting each year, which is generally held in February, the Committee approves annual bonus payments for the prior year’s performance and reviews and approves goals for each NEO for the current year. Annual bonus payments, if any, are normally made in late February or early March after the end of the performance period in which the bonuses were earned.

Under our Pool Corporation Executive Officer Annual Incentive Plan (the AIP), the Compensation Committee has the discretion to structure the annual bonus program as it deems appropriate, including designing an “umbrella plan” under which one or more performance goals are established to fund a pool, from which individual awards, which may be subject to additional performance criteria, are then made.

2019 Plan Design

While annual incentive plan payments to our NEOs are based on objective financial measures and each NEO’s attainment of certain business objectives, similar to our 2018 plan, our Compensation Committee added return on invested capital (ROIC) as an additional performance metric, which serves as a threshold performance goal. In February 2019, the Compensation Committee established the performance metrics applicable to awards under the AIP for 2019 and the maximum bonus payable to each NEO under the AIP. Under this plan design, if the Company achieved ROIC of 10% or higher for fiscal year 2019, a bonus pool of $2,856,500 would be funded to satisfy annual bonus payments to all of our executive officers, including the NEOs. The Compensation Committee then used individual bonus metrics to determine the amounts awarded to each of our NEOs.

Our ROIC calculation numerator is net income before after-tax interest and other non-operating expenses, net, and the denominator is the sum of total long-term debt (including the current portion) and stockholders’ equity at fiscal year end. Calculated in this way, our ROIC for the year ended December 31, 2019 was 30.5%. Because our 2019 ROIC was greater than 10%, the bonus pool for 2019 under the AIP was funded. In addition, the Compensation Committee then set additional performance criteria (described below) for each individual NEO in order for the officer to earn his allocated portion of the bonus pool.

For 2019, our NEOs’ annual bonus targets were based on the following two objective performance criteria categories:

▪specific financial measures (operating income and operational cash flow); and
▪specific business objectives tailored to each NEO’s area of responsibility.

The metrics for all NEOs are designed to be challenging and encourage improvement over the status quo. For 2019, the Compensation Committee used operating income as the primary performance financial metric for annual bonuses, as set forth in the table below. The Compensation Committee may authorize adjustments to operating income as specified by our compensation plans. The Compensation Committee approved 2019 annual bonus payments based on our reported operating income of $341.2 million. We believe operating income is a strong indicator of medium-term and long-term stockholder value as it has had a strong long-term correlation with our stock price over time, it is performance-based, and its use in our cash award plans supports our business goal of providing a superior return to our stockholders. Further, operating income is not impacted by tax benefits related to share-based compensation expense or changes to federal tax rates. The Compensation Committee has evaluated whether our reliance on operating income creates unnecessary risk and does not believe that it does.

The annual bonus provided Messrs. Arvan and Cook an up to 200% of salary opportunity (with a plan design of 100%), Messrs. Joslin and St. Romain an up to 150% of salary opportunity (with a plan design of 75%) and Ms. Neil an up to 100% of salary opportunity (with a plan design of 50%). The table below details compensation opportunities available to each of our NEOs under various 2019 performance scenarios. The extent to which objectives are achieved determines the award earned.

Annual Cash Performance Opportunity
(expressed as a percentage of base salary)

	Operating Income(1)						Operational Cash Flow(2)				Other Specific Business Objectives(3)	Maximum Opportunity
	$324.0	$339.0	$353.0	$368.0	$377.0	$388.0	80%	95%	105%	110%
Mr. Arvan	15.0%	30%	45.0%	60%	100%	140%	—%	10%	23%	30%	30%	200%
Mr. Joslin	12.5%	25%	37.5%	50%	75%	100%	—%	5%	10%	10%	40%	150%
Mr. Cook	10.0%	20%	30.0%	40%	60%	80%	—%	5%	10%	10%	110%	200%
Mr. St. Romain	10.0%	20%	30.0%	40%	60%	80%	—%	5%	10%	10%	60%	150%
Ms. Neil	12.5%	25%	37.5%	50%	50%	50%	N/A	N/A	N/A	N/A	50%	100%

(1)Based on our potential operating income (in millions) for the year ended December 31, 2019. The cash award earned is prorated based on operating income between $324.0 million and $388.0 million.
(2)Based on our net cash provided by operating activities as a percentage of net income for the year ended December 31, 2019. The cash award earned is prorated based on cash provided by operating activities as a percentage of net income between 80% and 110% for Mr. Arvan and between 80% and 105% for Messrs. Joslin, Cook and St. Romain.
(3)Each executive’s respective business objectives reflects operational improvements related to his or her specific responsibilities, as described below.

The table below presents the annual bonus earned by each NEO for 2019 under the AIP. We believe the 2019 actual annual bonus payouts reflected our strong performance in 2019, including 9% operating income growth and a 44.3% one-year total stockholder return. These payouts also reflect the variability of our annual cash award based on performance, which is by design given that our NEOs’ base salaries are significantly below our peer group median base salary amounts. The total payouts under the annual bonus ranged from 58.1% to 77.0% of each NEO’s base salary (and from 64.6% to 154.0% of each NEO’s plan design target opportunity) and consisted of a calculated award of approximately 30.0% to 50.0% of base salary for the achievement of specific individual business objectives.  All of the 2019 annual cash awards were based on actual objectives achieved and the Compensation Committee did not include any additional discretionary award amounts.

			Components as a % of Base Salary
	Annual Bonus Earned	Bonus as a Percentage of Base Salary	Operating Income(1)	Operational Cash Flow(2)	Other Specific Business Objectives(3)
Mr. Arvan	$321,951	67.1%	32.4%	4.7%	30.0%
Mr. Joslin	193,822	63.5%	27.0%	2.3%	34.2%
Mr. Cook	209,832	64.6%	21.6%	2.3%	40.7%
Mr. St. Romain	184,028	58.1%	21.6%	2.3%	34.2%
Ms. Neil	157,861	77.0%	27.0%	N/A	50.0%

(1)We achieved operating income of $341.2 million for the year ended December 31, 2019.

(2)Net cash provided by operations was 114% of net income for the year ended December 31, 2019. For the purpose of determining the achievement of the operational cash flow measure, the Compensation Committee authorized the use of adjusted net cash provided by operations, which excludes the benefit of a timing difference from pre-price increase inventory purchases executed in the last half of 2018, the impact of working capital at new locations, and investments made in support of vendor programs; adjusted cash flows from operations was 87% of net income.

(3)Each of the NEO’s respective business objectives reflects our focus on continued growth and improvement in execution over our past performance. In each case, these objectives represent stretch goals that each executive may or may not be able to achieve. The table below describes each NEO’s other specific business objectives, the bonus opportunity as a percentage of base salary for each and the payout level achieved as a percentage of base salary for each.

Other Specific Business Objectives by NEO

Objective	Opportunity	Achievement
Mr. Arvan
▪ return on invested capital	10.0%	10.0%
▪ organizational planning and development	10.0%	10.0%
▪ executive management development	10.0%	10.0%
	30.0%	30.0%

Mr. Joslin
▪ strategic projects	20.0%	19.0%
▪ expense management and profitability improvement	15.0%	10.2%
▪ credit and collections initiatives	5.0%	5.0%
	40.0%	34.2%

Mr. Cook
▪ group profit	90.0%	31.1%
▪ working capital management	10.0%	7.5%
▪ strategic sourcing	5.0%	—%
▪ gross margin	2.5%	1.3%
▪ group expense management	2.5%	0.8%
	110.0%	40.7%

Mr. St. Romain
▪ group profit	40.0%	23.0%
▪ working capital management	10.0%	7.5%
▪ group expense management	5.0%	2.4%
▪ gross margin	2.5%	1.3%
▪ employee attrition reduction	2.5%	—%
	60.0%	34.2%

Ms. Neil
▪ business development and organizational support	25.0%	25.0%
▪ corporate governance and compliance	10.0%	10.0%
▪ litigation management	10.0%	10.0%
▪ safety and workplace training	5.0%	5.0%
	50.0%	50.0%

The table below presents the percentage variances between our NEOs’ annual cash award amounts (2019 actual and 2019 plan design) and the peer group median annual cash award amounts, which reflect 2017 or 2018 annual cash awards based on publicly available information as of February 2019 when the Compensation Committee set our 2019 compensation.

Annual Cash Award Above (Below) Peer Group Medians
Position	2019 Actual	2019 Plan Design
CEO	(62)%	(44)%
All Other NEOs	(32)%	(19)%
All NEOs	(45)%	(30)%

Medium-Term Cash Award
(Summary Compensation Table, Column 5)
(Grants of Plan-Based Awards, Columns 3-4)

The Compensation Committee adopted the SPIP to provide senior management with an additional performance-based award based upon the achievement of specified earnings objectives.  The SPIP is a cash-based, pay-for-performance award program that links our medium-term financial performance with the total cash compensation paid to senior management. The SPIP serves to complement our annual bonus program and the longer-term value creation potential provided by equity awards. Since the SPIP ties a large percentage of total potential compensation directly to our business results, the Compensation Committee believes this program underscores our pay-for-performance philosophy and helps focus executive attention on longer-term strategic goals.

Payouts through the SPIP are based on the three-year compound annual growth rate (CAGR) of our diluted EPS. We believe EPS growth is one of the metrics that has shown a strong correlation with our stock price growth over the long term. The Compensation Committee believes that while the SPIP targets are aggressive, they are reasonable and provide both a fair reward and strong upside potential for our executives.

Under the terms of the SPIP, our NEOs are eligible to earn a maximum cash award of up to 200% of their base salary, with minimum targets based on a three-year EPS CAGR of 10%.  The Compensation Committee may authorize EPS adjustments as specified under the SPIP. By way of example, the table below presents the award, expressed as a percentage of an NEO’s salary, to be earned for the three-year performance period beginning January 1, 2019 and ending December 31, 2021. For this 2019 grant, 2018 adjusted diluted EPS of $5.26 serves as the baseline for the performance period.

CAGR	2021 EPS	Salary %	CAGR	2021 EPS	Salary %
10%	$7.00	50%	16%	$8.21	120%
11%	7.19	60%	17%	8.42	140%
12%	7.39	70%	18%	8.64	160%
13%	7.59	80%	19%	8.86	180%
14%	7.79	90%	20%	9.09	200%
15%	8.00	100%

The following table presents our three-year EPS CAGR and corresponding payouts as a percentage of base salaries for each of the last three fiscal years.

Three-Year Performance Period	SPIP Payout as a Percentage of NEO Base Salaries(1)	Three-Year EPS CAGR
January 1, 2017 - December 31, 2019(2)	67.8%	11.8%
January 1, 2016 - December 31, 2018(3)	101.6%	15.1%
January 1, 2015 - December 31, 2017(4)	156.0%	17.8%
(1)Mr. Arvan joined our company in January 2017 and was not a participant in the SPIP for the performance period ended December 31, 2017; he received a pro-rated payout for the performance period ended December 31, 2018.
(2)We calculated the three-year EPS CAGR using 2019 adjusted diluted EPS, which excludes a $1.54 per diluted share benefit from the lower federal tax rate under the TCJA and the tax benefit from ASU 2016-09.
(3)We calculated the three-year EPS CAGR using 2018 adjusted diluted EPS, which excludes a $1.20 per diluted share benefit from the lower federal tax rate under the TCJA and the tax benefit from ASU 2016-09.
(4)We calculated the three-year EPS CAGR using 2017 adjusted diluted EPS, which excludes a $0.52 per diluted share benefit from the impact of the TCJA and the tax benefit from ASU 2016-09.

The following table presents currently outstanding SPIP awards:

Grant Year	Three-Year Performance Period	Baseline EPS		Minimum EPS for Payout (10% CAGR)	Maximum EPS for Payout (20% CAGR)
2018	January 1, 2018 - December 31, 2020	$4.74	(1)	$6.31	$8.19
2019	January 1, 2019 - December 31, 2021	$5.26	(2)	$7.00	$9.09
2020	January 1, 2020 - December 31, 2022	$5.83	(3)	$7.76	$10.07
(1)The 2017 adjusted diluted EPS of $3.99 would have served as the baseline for the performance period, except that the Compensation Committee further considered the impact going forward of the lower tax rate under the TCJA and therefore increased the baseline EPS to $4.74, thereby increasing the rigor of the award.
(2)The Compensation Committee set the baseline EPS at $5.26 per diluted share, which excludes a $0.36 per diluted share benefit from ASU 2016-09 from 2018 diluted EPS.
(3)The Compensation Committee set the baseline EPS at $5.83 per diluted share, which excludes a $0.57 per diluted share benefit from ASU 2016-09 from 2019 diluted EPS.

Long-Term Equity Award
(Summary Compensation Table, Column 4)
(Grants of Plan-Based Awards, Column 6)
(Outstanding Equity Awards at Fiscal Year-End)

Equity grants are a key element of our total compensation package. Our approach to long-term equity awards to our NEOs consists of stock options and restricted stock awards, both of which provide retention value through the imposition of cliff vesting conditions. Beginning in 2016, in an effort to place an even greater emphasis on performance, the Compensation Committee granted performance-based restricted stock awards to our NEOs. While still subject to time-based cliff vesting conditions, these awards are further subjected to performance-based vesting criteria as discussed in more detail below.

The Compensation Committee determines individual equity grant awards based on relevant market data and each respective employee’s responsibility and performance. We believe that restricted stock awards reward performance because the ultimate value of the shares depends upon our Company’s long-term performance. Restricted stock awards convey all the rights of a stockholder, including the right to vote and receive dividends, but recipients may not sell or transfer the shares until they are fully vested. Similarly, we believe that long-term equity awards in the form of stock options align executive performance with stockholder interests because employees have a vested interest in our stock performance and the option’s value only appreciates from stock price improvement after the grant date. The Compensation Committee believes that in times of economic volatility, restricted stock awards can play an important role in retention and motivation that stock options alone cannot.

We use the following service-based equity vesting schedules to encourage employee equity holding and employment retention:

Employee’s Length of Service to the Company	Award Vesting Schedule
Less than five years	100% vest five years after the grant date
More than five years	50% vest three years after the grant date 50% vest five years after the grant date

Beginning with the 2016 equity grants, restricted stock awards to our employees contain performance-based criteria in addition to the service-based vesting criteria discussed above. The awards provide for a three-year performance period for the metric to be achieved. If the performance metric fails to be met, the performance period may be extended; however, if the metric is not met by the end of the extended performance period, then all shares of performance-based restricted stock will be immediately forfeited and canceled for these grants.

Under the performance-based vesting criteria for restricted stock awards granted in 2019, these shares will vest (subject to satisfaction of the service condition) based on our achievement of a three-year ROIC target of 10% established at the beginning of the performance period. We believe ROIC is an important indicator of financial health and company growth and is consistent with our compensation philosophy that compensation must be linked to continuous improvements in corporate performance. Further, after reviewing our peer companies’ proxy statements, we noted that ROIC was among the most widely used of the financial metrics for performance-based compensation. For more information on our ROIC calculation and 2019 results, please see the “Annual Incentive Plan” section above.

In 2019, the Compensation Committee allowed each of the NEOs to elect to receive his or her equity grant in the form of performance-based restricted stock awards, stock options, or a combination of the two. The Compensation Committee believes that both stock options and restricted stock awards are closely aligned with the interests of stockholders and by offering our NEOs this choice, it serves our objectives of retention and motivation. In 2019, each of our NEOs elected to receive 100% of their respective equity awards in the form of performance-based restricted stock awards.

Based on the total grant date fair value of equity-based awards granted in 2019, the equity-based awards granted to Mr. Arvan as CEO were approximately 2.9 times the average total fair value of the equity-based awards to our other NEOs in recognition of his substantially greater responsibilities. Mr. Arvan’s duties and responsibilities encompassed all aspects of our management and operations and were greater in scope and collectively more significant in nature than those of our other NEOs. Based on the 2019 equity grants and as noted in the table below, 2019 total equity compensation was largely in line with the peer group median for the most recent fiscal year reported.

The table below presents the percentage variances between our 2019 actual total equity compensation amounts and the peer group median total equity compensation amounts. As previously discussed, all stock option awards are valued based on the number of stock options awarded multiplied by 40% of the option’s exercise price.

Total Equity Compensation Above (Below) Peer Group Medians (1)
Position	2019 Actual
CEO	(11)%
All Other NEOs	6%
All NEOs	(2)%
(1)Our Compensation Committee granted equity awards for fiscal 2019 in February 2019. At that time, peer group compensation data for 2018 was not available. Therefore, the peer group median amounts used for comparison in the above table were calculated primarily using 2017 compensation data.

Currently, the Compensation Committee grants equity awards at their first meeting of the year, which is normally held in February. This annual grant coincides with the annual performance review and compensation adjustment cycle. If granted, stock options are granted with an exercise price equal to our stock’s closing price on the grant date. The Compensation Committee may also grant equity awards to employees hired during the year. As an employee’s responsibility increases, equity grants become a greater percentage of his or her total compensation, equating to more at-risk compensation for higher level employees.

Stock Ownership Guidelines

The Compensation Committee believes that our executives and directors should have a significant equity interest in the Company to create an owner’s perspective in managing our Company and to further align their interests and actions with the interests of our stockholders. Our Board maintains stock ownership guidelines that generally require within five years of appointment for NEOs or three years of appointment for directors, our NEOs and directors hold shares of Common Stock or stock equivalents with a market value as follows:

Position	Equity Ownership Guidelines
CEO	5x base salary
Vice presidents	2x base salary
Directors (other than the CEO)	3x annual cash retainer
The Compensation Committee reviews compliance with the stock ownership guidelines annually, and all NEOs and directors are presently in compliance with the guidelines.

Retirement and Savings Plans
(Summary Compensation Table, Column 6)
(Nonqualified Deferred Compensation)

The Pool Corporation 401(k) Plan (the 401(k) Plan), which is generally available to both management and non-management personnel, allows eligible employees to defer eligible compensation up to the Internal Revenue Code limit. For 2019, the limit was $19,000, or $25,000 for participants who attained the age of 50 during the plan year. We contribute a 100% match on the first 3% of eligible compensation deferred, a 50% match on deferrals between 3% and 5% and no match on deferrals over 5%.

The PoolCorp Nonqualified Deferred Compensation Plan (the Deferred Compensation Plan) allows certain employees who occupy key management positions (including all of the NEOs) to defer eligible cash compensation and enables participants to receive matching contributions on the same percentage of eligible compensation as offered under the 401(k) Plan. Our total Company matching contributions given to a participant under the 401(k) Plan and the Deferred Compensation Plan during any one year may not exceed 4% of a participant’s eligible cash compensation. The purpose of the Deferred Compensation Plan is to make total retirement benefits for our employees who earn over the qualified plan limits commensurate with those available to other employees as a percentage of pay.

We do not provide any defined benefit pension arrangements nor do we provide any other compensation arrangements to our NEOs other than those discussed in this proxy statement or available to all Company employees.

Perquisites
(Summary Compensation Table, Column 6)

Our philosophy is that perquisites should be limited. In line with this philosophy, our executives are offered few benefits that are not generally available to all of our employees. We provide certain employees, including the NEOs, with a company vehicle, including maintenance, insurance and fuel. We allow these employees to use their vehicles for personal and business reasons. Officers may choose to purchase their company vehicle at book value at any point. Additionally, we waive medical and dental monthly premiums for each of the NEOs. The Company does not own any aircraft or have any contract for air charter service and does not reimburse NEOs for club or like memberships. Excluding benefits available to all full-time employees, NEO benefits and other compensation represent approximately 3.6% of the NEO total compensation in the aggregate.

Other Compensation Matters

Post-Employment Matters

Under Mr. Arvan’s employment agreement, if the Company terminates his employment other than for cause, he will receive his base salary for a period of six months. In the event Mr. Arvan’s employment is terminated before his 2017 and 2018 equity awards vest, he will retain a pro rata share of such grants. The agreement also provides that Mr. Arvan may not compete with the Company for two years following the termination of his employment. Our other NEOs have also signed employment agreements, which entitle them to receive their respective base salaries for a period of three months if terminated for reasons other than cause, and which prevent them from competing with the Company for one year following such termination.

The Compensation Committee believes these provisions are necessary to recruit highly talented executives and are conservative considering current market conditions and competing businesses. Further, the Compensation Committee believes that these post-employment payment levels are below the general practice among comparable companies. Our NEOs are not entitled to any change of control or “parachute” payments or benefits other than accelerated vesting of their outstanding equity awards in the case of a qualifying termination within two years of a change of control as further described in the “Potential Payments Upon Termination of Employment or Change of Control” section of our Executive Compensation discussion.

REPORT OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS OF POOL CORPORATION
FOR THE YEAR ENDED DECEMBER 31, 2019

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Company’s Compensation Discussion and Analysis set forth above and based on that review and discussion has recommended to the Board of Directors that such Compensation Discussion and Analysis be incorporated by reference in the Company’s Annual Report on Form 10-K and included in this Proxy Statement.

COMPENSATION COMMITTEE
Harlan F. Seymour, Chairman
Andrew W. Code
Debra S. Oler
Robert C. Sledd

The Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not be deemed filed under such Acts.

EXECUTIVE COMPENSATION

The Summary Compensation Table below summarizes the total compensation of our NEOs in 2019.  Based on the totals of the amounts included in the 2019 Summary Compensation Table, base salary accounted for approximately 18% of the total compensation for the NEOs while our annual and medium-term cash awards accounted for approximately 24% of the total compensation for the NEOs.  As discussed in our “Compensation Philosophy and Objectives” in the CD&A above, our NEOs have a larger proportion of their total compensation opportunity delivered through pay-for-performance cash awards and long-term equity.  For example, Mr. Arvan, our CEO, had the largest proportion of total compensation delivered through pay-for-performance cash awards and long-term equity compensation.

FISCAL 2019 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Stock Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total
Peter D. Arvan	2019	$480,000	$2,088,580	$647,246	$74,394	$3,290,220
President and Chief	2018	440,000	1,518,330	537,478	60,180	2,555,988
Executive Officer	2017	400,000	1,500,014	337,960	36,979	2,274,953
Mark W. Joslin	2019	305,000	825,792	400,520	55,193	1,586,505
Senior Vice President and	2018	295,000	828,180	502,586	67,456	1,693,222
Chief Financial Officer	2017	287,000	877,800	668,796	90,148	1,923,744
A. David Cook	2019	325,000	857,924	430,084	90,084	1,703,092
Group Vice President	2018	317,000	828,180	624,847	70,586	1,840,613
	2017	307,000	877,800	756,141	73,321	2,014,262
Kenneth G. St. Romain	2019	317,000	825,792	398,858	84,114	1,625,764
Group Vice President	2018	310,000	828,180	492,981	81,217	1,712,378
	2017	300,000	877,800	682,800	83,352	1,943,952
Jennifer M. Neil	2019	205,000	388,797	296,789	46,946	937,532
Vice President, Secretary and	2018	200,000	375,442	366,069	57,917	999,428
Chief Legal Officer	2017	195,000	374,528	488,663	58,263	1,116,454

(1)Amounts shown do not reflect compensation actually received by the NEOs. Instead, these amounts reflect the total estimated grant date fair value for the performance-based restricted stock awards, which is based on the closing price of our Common Stock on the date of grant in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718. For more information on the stock grants awarded to our NEOs in 2019, please see the Fiscal 2019 Grants of Plan-Based Awards table below.
(2)The amounts for each NEO consist of payouts under our annual cash performance award program and our SPIP, as set forth below:

Name	Year	Annual Cash Performance Award	SPIP Payout
Mr. Arvan	2019	$321,951	$325,295
	2018	313,862	223,616
	2017	337,960	—
Mr. Joslin	2019	193,822	206,698
	2018	202,737	299,849
	2017	221,076	447,720
Mr. Cook	2019	209,832	220,252
	2018	302,637	322,210
	2017	277,221	478,920
Mr. St. Romain	2019	184,028	214,830
	2018	177,886	315,095
	2017	214,800	468,000
Ms. Neil	2019	157,861	138,928
	2018	162,782	203,287
	2017	183,944	304,719

(3)For details of the components of this category, please see the following All Other Compensation Table below.

ALL OTHER COMPENSATION TABLE
The following table describes the components of the All Other Compensation column of the Summary Compensation Table.

Name	Year	Company Matching Contributions to Defined Contribution Plans	Vehicle (1)	Other (2)
Mr. Arvan	2019	$40,662	$17,349	$16,383
	2018	31,088	17,471	11,621
	2017	14,770	13,537	8,672
Mr. Joslin	2019	21,252	17,265	16,676
	2018	38,546	15,437	13,473
	2017	56,810	19,846	13,492
Mr. Cook	2019	37,986	31,142	20,956
	2018	42,918	13,633	14,035
	2017	48,374	14,585	10,362
Mr. St. Romain	2019	32,393	21,346	30,375
	2018	39,704	26,117	15,396
	2017	48,373	19,420	15,559
Ms. Neil	2019	15,835	19,432	11,679
	2018	26,672	20,966	10,279
	2017	29,139	18,676	10,448

(1)Reflects amounts related to vehicle depreciation, maintenance and insurance expenses for vehicles provided to the NEOs, which may be used for both business and personal purposes. Mr. St. Romain’s 2018 total includes $6,819 related to the sale of his company vehicle.

(2)Includes medical, dental, and disability insurance premiums and the related tax gross-up amounts. In 2019, for Messrs. Arvan, Cook and St. Romain, this amount also includes fringe-related travel expenses and the related tax gross-up amounts.

PAY RATIO DISCLOSURE

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC recently adopted a rule requiring public companies to disclose the ratio of the compensation of its CEO to the median compensation of its employees.

The following is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our other employees. As allowed by the SEC’s final rule, we used the same median employee in our 2019 pay ratio calculation as identified in our year one calculation. In 2017, we identified our median employee by examining the 2017 total cash compensation for all employees, excluding the CEO, who were employed by us on December 31, 2017. As permitted, we excluded certain non-U.S. employees representing less than 5% of our total employee population of approximately 4,200. Specifically, we excluded from our employee population all individuals employed in Australia (75), the United Kingdom (25), Mexico (30) and Colombia (2), totaling 132 employees, or just over 3% of our employee population. As both our total employee population and excluded employee population as of December 31, 2019 is consistent with 2017, and our compensation arrangements remain similar, we believe it is appropriate to use the same median employee for our 2019 disclosure. We do not believe any changes made in 2019 would significantly affect our pay ratio disclosure.

We calculated the annual total compensation for our median employee using the same methodology we use for our NEOs as set forth in the 2019 Summary Compensation Table above. See the table below for the results of our analysis.

Median employee annual total compensation	$50,095
Mr. Arvan annual total compensation	$3,290,220
Ratio of CEO to median employee compensation	66:1

The Grants of Plan-Based Awards table below sets forth information about the cash plan awards and equity plan awards to our NEOs in 2019.

FISCAL 2019 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards Target (#)		Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)
Peter D. Arvan	02/27/2019	(1)	N/A	N/A	N/A	13,000	(4)	2,088,580
	02/27/2019	(2)	N/A	480,000	960,000	N/A		N/A
	02/27/2019	(3)	240,000	480,000	960,000	N/A		N/A
Mark W. Joslin	02/27/2019	(1)	N/A	N/A	N/A	5,140	(4)	825,792
	02/27/2019	(2)	N/A	228,750	457,500	N/A		N/A
	02/27/2019	(3)	152,500	305,000	610,000	N/A		N/A
A. David Cook	02/27/2019	(1)	N/A	N/A	N/A	5,340	(4)	857,924
	02/27/2019	(2)	N/A	325,000	650,000	N/A		N/A
	02/27/2019	(3)	162,500	325,000	650,000	N/A		N/A
Kenneth G. St. Romain	02/27/2019	(1)	N/A	N/A	N/A	5,140	(4)	825,792
	02/27/2019	(2)	N/A	237,750	475,500	N/A		N/A
	02/27/2019	(3)	158,500	317,000	634,000	N/A		N/A
Jennifer M. Neil	02/27/2019	(1)	N/A	N/A	N/A	2,420	(4)	388,797
	02/27/2019	(2)	N/A	102,500	205,000	N/A		N/A
	02/27/2019	(3)	102,500	205,000	410,000	N/A		N/A

(1)Reflects performance-based restricted stock granted under our 2007 LTIP.
(2)Reflects grants under our Annual Bonus Program. See Compensation Discussion and Analysis, “Annual Incentive Plan.” The target and maximum amounts included in this table reflect the potential payments based on 2019 performance; the actual annual performance award payment amounts for 2019 are disclosed in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table. The target payouts included in this table reflect 100% of the 2019 base salary amounts for Messrs. Arvan and Cook, 75% of the 2019 base salary amounts for Messrs. Joslin and St. Romain, and 50% of the 2019 base salary amount for Ms. Neil. The maximum potential payouts are 200% of 2019 base salary for Messrs. Arvan and Cook, 150% of 2019 base salary for Messrs. Joslin and St. Romain, and 100% of 2019 base salary for Ms. Neil.
(3)Reflects grants under our SPIP for the three-year performance period that commenced January 1, 2019 and will end December 31, 2021. Target SPIP payout amounts are based on 100% of 2019 base salaries for each NEO. The threshold SPIP payments reflect 50% of the 2019 base salaries and the maximum potential SPIP payouts reflect 200% of 2019 base salaries.
(4)Each of these performance-based restricted stock grants cliff vests 50% after three years and 50% after five years, except for Mr. Arvan’s grant, which vests 100% after five years, in all cases subject to the achievement of applicable performance criteria. See Compensation Discussion and Analysis “Long-Term Equity Award” for a discussion of the criteria.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units that Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mr. Arvan	01/03/17	N/A	N/A		N/A	N/A	N/A		N/A		14,335	(1)	3,044,467	(10)
	02/28/18	N/A	N/A		N/A	N/A	N/A		N/A		11,000	(2)	2,336,180	(10)
	02/27/19	N/A	N/A		N/A	N/A	N/A		N/A		13,000	(3)	2,760,940	(10)
Mr. Joslin	02/26/15	N/A	N/A		N/A	N/A	5,000	(4)	1,061,900	(10)	N/A		N/A
	02/25/16	N/A	N/A		N/A	N/A	N/A		N/A		4,500	(5)	955,710	(10)
	03/01/17	N/A	N/A		N/A	N/A	N/A		N/A		7,500	(6)	1,592,850	(10)
	02/28/18	N/A	N/A		N/A	N/A	N/A		N/A		6,000	(7)	1,274,280	(10)
	02/27/19	N/A	N/A		N/A	N/A	N/A		N/A		5,140	(8)	1,091,633	(10)
Mr. Cook	02/26/15	N/A	N/A		N/A	N/A	5,000	(4)	1,061,900	(10)	N/A		N/A
	02/25/16	N/A	N/A		N/A	N/A	N/A		N/A		4,500	(5)	955,710	(10)
	03/01/17	N/A	N/A		N/A	N/A	N/A		N/A		7,500	(6)	1,592,850	(10)
	02/28/18	N/A	N/A		N/A	N/A	N/A		N/A		6,000	(7)	1,274,280	(10)
	02/27/19	N/A	N/A		N/A	N/A	N/A		N/A		5,340	(8)	1,134,109	(10)
Mr. St. Romain	03/02/11	60,000	-		24.50	03/02/21	N/A		N/A		N/A		N/A
	02/28/12	27,000	-		37.13	02/28/22	N/A		N/A		N/A		N/A
	02/27/13	15,000	-		45.61	02/27/23	N/A		N/A		N/A		N/A
	02/27/14	6,250	-		58.26	02/27/24	N/A		N/A		N/A		N/A
	02/26/15	3,125	3,125	(9)	69.85	02/26/25	3,750	(4)	796,425	(10)	N/A		N/A
	02/25/16	N/A	N/A		N/A	N/A	N/A		N/A		4,500	(5)	955,710	(10)
	03/01/17	N/A	N/A		N/A	N/A	N/A		N/A		7,500	(6)	1,592,850	(10)
	02/28/18	N/A	N/A		N/A	N/A	N/A		N/A		6,000	(7)	1,274,280	(10)
	02/27/19	N/A	N/A		N/A	N/A	N/A		N/A		5,140	(8)	1,091,633	(10)
Ms. Neil	02/26/15	0	2,250	(9)	69.85	02/26/25	900	(4)	191,142	(10)	N/A		N/A
	02/25/16	N/A	N/A		N/A	N/A	N/A		N/A		1,800	(5)	382,284	(10)
	03/01/17	N/A	N/A		N/A	N/A	N/A		N/A		3,200	(6)	679,616	(10)
	02/28/18	N/A	N/A		N/A	N/A	N/A		N/A		2,720	(7)	577,674	(10)
	02/27/19	N/A	N/A		N/A	N/A	N/A		N/A		2,420	(8)	513,960	(10)

(1)These shares will vest on January 3, 2022 if the performance-based vesting criteria is met.
(2)These shares will vest on February 28, 2023 if the performance-based vesting criteria is met.
(3)These shares will vest on February 27, 2024 if the performance-based vesting criteria is met.
(4)These shares vested on February 26, 2020.
(5)These shares will vest on February 25, 2021 if the performance-based vesting criteria is met.
(6)These shares vested 50% on March 15, 2020 and 50% will vest on March 1, 2022 if the vesting criteria is met.
(7)These shares will vest 50% on March 15, 2021 and 50% on February 28, 2023 if the performance-based vesting criteria is met.
(8)These shares will vest 50% on February 27, 2022 and 50% on February 27, 2024 if the performance-based vesting criteria is met.
(9)These options vested on February 26, 2020.
(10)Based on the market value of $212.38 per share of our Common Stock on December 31, 2019.

The table below summarizes the number of shares acquired and the dollar amounts realized by NEOs from the exercise of stock options and the vesting of restricted stock in 2019.

OPTION EXERCISES AND STOCK AWARDS VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired Upon Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired Upon Vesting (#)	Value Realized Upon Vesting ($)
Peter D. Arvan	—	$—	—	$—
Mark W. Joslin	13,000	1,840,904	9,500	1,509,710
A. David Cook	20,000	2,798,372	9,500	1,509,710
Kenneth G. St. Romain	120,000	18,306,641	8,250	1,308,885
Jennifer M. Neil	—	—	3,400	539,620

NONQUALIFIED DEFERRED COMPENSATION

Under our Deferred Compensation Plan, certain executives, including our NEOs, may elect to defer all or a portion of their base salary and annual non-equity incentive compensation. Participants choose to invest their deferrals in one or more specified investment funds. Participants may change their fund selection at any time, subject to certain limitations. The table below shows the funds available and their annual rates of return for the calendar year ended December 31, 2019 as reported by T. Rowe Price. Earnings are determined by the results of the individual investments.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
Artisan International Fund	29.20%	TRP Retirement 2015 Fund	17.40%
Goldman Sachs Small Cap Value Fund	23.14%	TRP Retirement 2020 Fund	19.37%
Delaware Value Fund	20.24%	TRP Retirement 2025 Fund	20.95%
TRP Growth Stock Fund	30.82%	TRP Retirement 2030 Fund	22.48%
TRP Mid-Cap Growth Fund	31.53%	TRP Retirement 2035 Fund	23.70%
TRP Government Money Fund	1.88%	TRP Retirement 2040 Fund	24.68%
Vanguard 500 Index Fund	31.46%	TRP Retirement 2045 Fund	25.39%
TRP Small Cap Stock Fund	33.63%	TRP Retirement 2050 Fund	25.32%
JP Morgan Mid-Cap Value	26.63%	TRP Retirement 2055 Fund	25.38%
Dodge & Cox Income Fund	9.73%	TRP Retirement 2060 Fund	25.37%
TRP Retirement 2005 Fund	15.08%	TRP Value Fund	26.20%
TRP Retirement 2010 Fund	16.16%

Benefits under our Deferred Compensation Plan will be paid to our NEOs as each executive elects, but no earlier than one full year after the end of the plan year for which compensation is deferred or six months after termination of employment. However, upon a showing of financial hardship and certain other requirements, an NEO may be allowed to access funds in his or her deferred compensation account earlier than the beginning of the year following the executive’s retirement or termination. In the event of a change of control, all vested accrued benefits will automatically be accelerated and payable in full. The time and schedule of payments may also be accelerated if the participant becomes disabled, to fulfill a qualified domestic relations order, if the amount is less than $10,000 or to pay employment taxes. Benefits can be received either as a lump sum payment or installments.

The following table summarizes the nonqualified deferred compensation earned by our NEOs in 2019. All amounts relate to our Deferred Compensation Plan.

Name	Executive Contributions in Last FY	Company Contributions in Last FY (1)	Aggregate Gains in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Peter D. Arvan	$182,278	$29,462	$57,383	$—	$401,521	(2)
Mark W. Joslin	25,129	10,052	636,101	(461,422)	2,991,361	(3)
A. David Cook	157,451	26,786	123,234	(318,761)	573,532	(4)
Kenneth G. St. Romain	64,785	21,193	175,868	—	1,128,271	(5)
Jennifer M. Neil	36,601	5,928	99,592	(39,606)	512,070	(6)
(1)These amounts are included in the Summary Compensation Table within All Other Compensation.
(2)Includes Company contributions of $15,108 in 2018 and $8,769 in 2017 disclosed in the Summary Compensation Table (All Other Compensation).
(3)Includes Company contributions of $24,287 in 2018 and $46,010 in 2017 disclosed in the Summary Compensation Table (All Other Compensation).
(4)Includes Company contributions of $30,982 in 2018 and $37,574 in 2017 disclosed in the Summary Compensation Table (All Other Compensation).
(5)Includes Company contributions of $28,704 in 2018 and $37,573 in 2017 disclosed in the Summary Compensation Table (All Other Compensation).
(6)Includes Company contributions of $15,672 in 2018 and $23,626 in 2017 disclosed in the Summary Compensation Table (All Other Compensation).

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE OF CONTROL

Effect on Outstanding Equity Awards of Termination of Employment or Change of Control

Our equity awards are subject to “double trigger” accelerated vesting upon a change of control, which is explained in more detail below.

Stock options granted to NEOs, subject to certain limitations, will:

▪immediately vest and become fully exercisable upon an executive’s death or disability;
▪immediately vest and become fully exercisable if the executive experiences a qualifying termination within two years after a change of control; a qualifying termination includes a termination by the Company without cause or a termination by the executive for good reason (which is defined as a diminution of the executive’s compensation or responsibilities, or a relocation of more than 50 miles);
▪remain exercisable and continue to vest in accordance with the original vesting schedule upon retirement (which is defined as attainment of the age of 55 years or more and continuous service to us for a period of at least ten years), provided the recipient complies with certain restrictive covenants;
▪be forfeited, whether or not then exercisable, upon termination for cause; and
▪remain exercisable for the shorter of 90 days or the remaining term upon a termination without cause, unless the Compensation Committee, in its discretion, allows the options to continue to vest in accordance with their original schedule and maintain their original termination date.

Shares of restricted stock, including performance-based restricted stock, granted to NEOs, subject to certain limitations, will:

▪fully vest upon an executive’s death or disability;
▪fully vest, with any applicable performance conditions waived, if the executive experiences a qualifying termination (as described above) within two years after a change of control;
▪continue to vest in accordance with the original vesting schedule upon retirement, provided the recipient complies with certain restrictive covenants; and
▪be forfeited upon any other termination of employment, whether voluntary or involuntary, unless the Compensation Committee, in its discretion, provides otherwise.

Under the agreements, “cause” is generally defined as the recipient’s (i) conviction of a felony or any crime or offense lesser than a felony involving the property of the Company; (ii) conduct that has caused demonstrable and serious injury to the Company, monetary or otherwise; (iii) willful refusal to perform or substantial disregard of duties properly assigned; or (iv) breach of duty of loyalty to the Company or other act of fraud or dishonesty with respect to the Company.

Assuming the executive’s termination of employment due to death or disability or a change of control and a qualifying termination occurred on December 31, 2019, the following table sets forth the value of all unvested stock options and shares of restricted stock held by the NEOs at December 31, 2019 that would immediately vest upon such event.

	Number of Shares Underlying Unvested Awards		Unrealized Value of Unvested Awards
Name	Option Awards	Stock Awards	Option Awards (1)	Stock Awards (2)	Total Awards
Peter D. Arvan	—	38,335	$—	$8,141,587	$8,141,587
Mark W. Joslin	—	28,140	—	5,976,373	5,976,373
A. David Cook	—	28,340	—	6,018,849	6,018,849
Kenneth G. St. Romain	3,125	26,890	445,406	5,710,898	6,156,304
Jennifer M. Neil	2,250	11,040	320,693	2,344,675	2,665,368

(1)We calculated by multiplying the number of unvested in-the-money stock options by the closing price of our Common Stock as of December 31, 2019 and then deducting the aggregate exercise price for these options.
(2)We calculated by multiplying the number of shares of unvested restricted stock by the closing price of our Common Stock as of December 31, 2019.
Severance Payments upon Termination without Cause

Upon termination other than for cause, Mr. Arvan is entitled to receive his base salary for a period of six months after termination, and the other NEOs are entitled to receive their respective base salaries for a period of three months.

The table below presents the amounts that would be payable to each NEO upon termination without cause as of December 31, 2019.

Name	Maximum Cash Payout upon Termination Without Cause
Peter D. Arvan	$240,000
Mark W. Joslin	76,250
A. David Cook	81,250
Kenneth G. St. Romain	79,250
Jennifer M. Neil	51,250

The NEOs are not entitled to any additional compensation, perquisites or other personal benefits upon a change of control, retirement or termination, except for future payments under our 401(k) Plan and Deferred Compensation Plan.

DIRECTOR COMPENSATION

The many responsibilities and risks of serving as a director of a public company require that we provide adequate compensation in order to attract and retain qualified and productive directors. Our directors play an important role in guiding our strategic direction and overseeing our management.
The Compensation Committee regularly reviews non-employee director compensation, periodically retaining an independent compensation consulting firm to assist with its review. Effective May 2019, the Board increased Chairman Stokely’s annual cash retainer from $100,000 to $120,000; the Board also increased the annual cash retainers for our other non-employee directors from$55,000 to $65,000. Directors also receive annual fees for serving on the Board’s committees, as noted in the table below.

Committee	Chairman Fee	Member Fee
Audit	$20,000	$10,000
Compensation	15,000	10,500
Nominating and Corporate Governance	15,000	7,500
Strategic Planning	15,000	7,500
Our directors do not receive separate per meeting fees for attending Board or committee meetings, but we do reimburse them for reasonable out-of-pocket expenses they incur to attend Board and committee meetings and director education programs.
Directors receive annual equity awards and may also elect to receive equity grants in lieu of their cash compensation. In 2019, each non-employee director was permitted to elect to receive his or her annual equity compensation in (i) 1,652 stock options with an exercise price equal to our Common Stock’s closing price on the grant date; or (ii) 661 shares of restricted stock. The annual equity awards are granted on the date of the annual meeting of stockholders and, except under certain limited circumstances, the options and restricted stock vest no earlier than one year after the grant date, and any options granted are exercisable for up to ten years after the grant date. Each of our non-employee directors elected to receive their 2019 equity compensation in the form of restricted stock.
The table below summarizes the compensation we paid to our non-employee directors during the year ended December 31, 2019.

Name	Fees Earned or Paid in Cash		Stock Awards (1)	Total
Andrew W. Code	$73,000	(2)	$120,038	$193,038
Timothy M. Graven	90,000		120,038	210,038
Debra S. Oler	76,000		120,038	196,038
Harlan F. Seymour	100,000		120,038	220,038
Robert C. Sledd	83,000		120,038	203,038
John E. Stokely	140,000		120,038	260,038
David G. Whalen	80,000		120,038	200,038

(1)Amounts shown do not reflect compensation actually received by the directors. Instead, these amounts reflect the total estimated grant date fair value of the stock awards, which is based on the closing price of our Common Stock on the date of grant in accordance with FASB ASC Topic 718.
(2)The amount reported in this column represents the grant date fair value of the stock awards Mr. Code opted to receive in lieu of cash compensation.
As of December 31, 2019, stock awards outstanding for each non-employee director included the following:

Director	Stock Awards Outstanding
Mr. Code	1,077
Mr. Graven	661
Mrs. Oler	661
Mr. Seymour	661
Mr. Sledd	661
Mr. Stokely	661
Mr. Whalen	661

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our policy for transactions with related persons is included within our Audit Committee Charter. Our Audit Committee Charter requires that the Audit Committee review and approve all related person transactions of the type that would be required to be disclosed in this proxy statement and as may otherwise be required by Nasdaq.

The Audit Committee was not requested to, and did not approve, any transactions required to be reported under SEC rules in fiscal year 2019.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers and persons owning more than 10% of a registered class of our equity securities to file with the SEC reports of ownership and changes in ownership of our Common Stock.  Directors, executive officers and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.  Based solely on a review of the copies of these reports furnished, management believes that the directors, executive officers and greater than 10% stockholders complied with these requirements in a timely manner during the fiscal year 2019 with the exception of one Form 4 each for Mr. Cook, Mr. St. Romain, Ms. Neil and Ms. Hart, and two Form 4s for Mr. Joslin.

REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS OF POOL CORPORATION
FOR THE YEAR ENDED DECEMBER 31, 2019
The Audit Committee reviews the Company’s accounting and financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls over financial reporting.

In this context, the Audit Committee has met and held discussions with management, the Company’s internal auditors and the Company’s independent registered public accounting firm. Management represented to the Audit Committee that the Company’s audited financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has reviewed and discussed the audited financial statements with management and the Company’s independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm those matters required to be discussed by Auditing Standard No. 1301 (formerly Auditing Standard No. 16) - Communications with Audit Committees and Auditing Standard No. 2410 (formerly Auditing Standard No. 18) - Related Parties.

In addition, the Audit Committee has discussed with the Company’s independent registered public accounting firm the firm’s independence from the Company and management and has received the written disclosures and letter from the Company’s independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence.

The Audit Committee has discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee has met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the SEC. The Audit Committee has also approved the selection of the Company’s independent registered public accounting firm for the 2020 fiscal year.

AUDIT COMMITTEE
Timothy M. Graven, Chairman
Robert C. Sledd
John E. Stokely
David G. Whalen

The Audit Committee Report set forth above shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not be deemed filed under such Acts.

PROPOSAL TO RATIFY THE RETENTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal 2)

The Audit Committee has approved the retention of Ernst & Young LLP (EY) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020, and recommends the ratification of such retention by the stockholders. The Audit Committee reviews the performance of the independent registered public accounting firm annually. If the stockholders do not ratify the selection of EY, the Audit Committee will reconsider the selection. Even if our stockholders ratify the appointment, the Audit Committee may, in its discretion, select a different independent auditor at any time during the year if it determines that such a change would be in the best interest of the Company and our stockholders.

Representatives of EY are expected to be present at the Annual Meeting, with the opportunity to make any statement they desire at that time, and will be available to respond to appropriate questions.

The affirmative vote of the holders of a majority of the shares of Common Stock present virtually or by proxy at the Annual Meeting and entitled to vote is required for ratification of the retention of EY as the Company’s independent registered public accounting firm.

The Board of Directors unanimously recommends that our stockholders vote FOR the ratification of the retention of EY as our independent registered public accounting firm for fiscal year 2020.

Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees for professional audit services rendered by EY for the audit of the Company’s annual financial statements for the years ended December 31, 2019 and 2018, and fees billed for other services rendered by EY.

	2019	2018
Audit fees (1)	$1,229,156	$1,220,698
Audit-related fees	—	—
Tax fees (2)	4,634	43,492
Total	$1,233,790	$1,264,190

(1)Audit fees pertain to the audit of the financial statements included in our Annual Report on Form 10-K, the audit of our internal control over financial reporting and the review of the financial statements included in our Quarterly Reports on Form 10-Q. Audit fees for both years also include services for the statutory audits of certain of our international operations.

(2)Tax fees relate to tax compliance fees billed in 2019 and tax compliance fees, employment tax advisory services and franchise tax advisory services billed in 2018.
The Audit Committee preapproves all audit and permissible non-audit services before such services begin. Mr. Graven, Audit Committee chairman, has the delegated authority to preapprove such services and these preapproval decisions are presented to the full Audit Committee at the next scheduled meeting. During fiscal years 2019 and 2018, the Audit Committee and/or the Audit Committee chairman preapproved 100% of the services performed by EY. A copy of our Procedure for Preapproval of Services by our Independent Audit Firm is posted on our website at www.poolcorp.com.

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
(Proposal 3)

We are asking stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our Named Executive Officers (NEOs) as disclosed in this proxy statement in accordance with the SEC’s rules. As described above in detail under the headings “Compensation Discussion and Analysis” and “Executive Compensation,” our executive compensation programs are designed to attract, motivate and retain our NEOs in a way that rewards performance and is aligned with our stockholders’ long-term interests. We believe that our executive compensation program reflects an overall pay-for-performance culture, which is strongly aligned with the long-term interests of our stockholders. In 2019, we realized 11% growth in adjusted diluted earnings per share over 2018. Our total stockholder return over the prior 1, 3, 5 and 10 year periods was 44.3%, 108.6%, 246.5% and 1,069.2%, respectively.

By design, our compensation is significantly more performance-weighted than the market, which we believe more closely aligns executive management’s interests with our stockholders, such that above market stockholder returns correlate with above market compensation and below market stockholder returns correlate with below market compensation. In this regard, the primary fixed component of compensation, base salary, is below market for our NEOs. As noted previously, our chief executive officer’s base salary represents 56% of the median salary of our peer group and our other NEOs’ salaries represent on average 65% of the median of peer group salaries.

The annual objectives under our annual cash award program are designed to be challenging and encompass improvement over the status quo with earnings per share being the single most important objective for most of our NEOs.

At our 2019 annual meeting of stockholders, our stockholders overwhelmingly approved our executive compensation by 99.6%. The final votes were as follows:

Number of Shares
For	Against	Abstain	Broker Non-Votes
35,171,349	140,245	14,873	2,300,591

We believe that performance-based compensation with annual, medium-term and long-term components serve to align executive interests with long-term stockholder interests while mitigating the motivation to take undue risk in the management of the business.

We are asking stockholders to vote on the following resolution:

RESOLVED, that the compensation paid to the Named Executive Officers as disclosed in the proxy statement for the Company’s 2020 annual meeting of stockholders pursuant to Item 402 of Regulation S-K of the rules of the Securities and Exchange Commission is hereby APPROVED.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement.

The vote on this proposal is advisory, and therefore not binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

The Board of Directors unanimously recommends that our stockholders vote to approve the compensation of our Named Executive Officers as disclosed in this Proxy Statement by voting FOR this say-on-pay proposal.

STOCKHOLDER PROPOSALS AND BOARD NOMINATIONS
To be considered for inclusion in the proxy materials related to our 2021 annual meeting of stockholders, we must receive stockholder proposals no later than November 26, 2020. If such proposal is timely received and in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, it will be included in the proxy statement and set forth on the form of proxy issued for such annual meeting of stockholders.
In addition, our Bylaws provide that in connection with an annual meeting of stockholders, a stockholder, or a group of up to 20 stockholders, owning 3% or more shares of the outstanding common stock of the Company continuously for the prior three years, may nominate and include in the Company’s proxy materials stockholder nominees for election to the Board constituting the greater of two stockholder nominees or 20% of the total number of directors in office (rounded down to the nearest whole number), subject to compliance with the requirements set forth in the Bylaws. For our 2021 annual meeting of stockholders, the Company’s corporate secretary must receive notice no earlier than October 27, 2020 and no later than November 26, 2020.
Our Bylaws also require that any stockholder who desires to nominate a director or present a proposal before the 2021 annual meeting, but does not wish to have it included in our proxy statement, must notify the Company’s corporate secretary no earlier than June 29, 2020 and no later than November 26, 2020.

By Order of the Board of Directors,
Jennifer M. Neil
Corporate Secretary

Covington, Louisiana
March 26, 2020

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/POOL2020

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

POOL CORPORATION 109 NORTHPARK BLVD. COVINGTON, LA 70433
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
POOL CORPORATION

The Board of Directors recommends you vote FOR each of the following proposals:
1.	Election of Directors	For	Against	Abstain
Nominees:
	1a. Peter D. Arvan	☐	☐	☐			For	Against	Abstain
	1b. Andrew W. Code	☐	☐	☐	2.	Ratification of the retention of Ernst & Young LLP, certified public accountants, as our independent registered public accounting firm for the 2020 fiscal year.	☐	☐	☐
	1c. Timothy M. Graven	☐	☐	☐	3.	Say-on-pay vote: Advisory vote to approve the compensation of our named executive officers as disclosed in the proxy statement.	☐	☐	☐
	1d. Debra S. Oler	☐	☐	☐	Note: Such other business as may properly come before the meeting or any adjournment thereof.
	1e. Manuel J. Perez de la Mesa	☐	☐	☐
	1f. Harlan F. Seymour	☐	☐	☐
	1g. Robert C. Sledd	☐	☐	☐
	1h. John E. Stokely	☐	☐	☐
	1i. David G. Whalen	☐	☐	☐

Please date and sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

POOL CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
WEDNESDAY, APRIL 29, 2020 AT 9:00 AM CENTRAL TIME

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF
POOL CORPORATION

We cordially invite you to electronically attend the Annual Meeting of Stockholders of Pool Corporation, which will be held on Wednesday, April 29, 2020 at 9:00 AM Central Time. Due to the emerging public health impact of the coronavirus outbreak (COVID-19) and to support the health and well-being of our employees, directors, partners and stockholders, the Annual Meeting will be held in a virtual meeting format only. You will not be able to physically attend the Annual Meeting. You will be able to attend the Annual Meeting, vote and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/POOL2020, entering the 16-digit control number included on your proxy card, and following the instructions for participation and voting.

The undersigned hereby appoints Jennifer M. Neil and Melanie M. Housey Hart, or either of them, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side of this proxy card and, in their discretion, on all other matters which may properly come before the meeting, all shares of Common Stock of Pool Corporation (the “Company”) held of record by the undersigned on March 12, 2020, at the annual meeting of stockholders to be held on April 29, 2020, or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no directions are given, this proxy will be voted FOR the election of each director nominee named on the reverse side and FOR proposals 2 and 3. The proxy holders named above will vote as recommended by the Board of Directors on any other matter that may properly come before the meeting.

Continued and to be signed on the reverse side